As filed with the Securities and Exchange Commission on April 29, 1999
                                                      Registration No. 333-75621
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM SB-2/A

                                AMENDMENT NO. 1

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            MACATAWA BANK CORPORATION
                 (Name of Small Business Issuer in its Charter)
                                     -------

        Michigan                                6712                38-3391345
(State or other jurisdiction of   (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)     Classification Code Number)   Identification
                                                                 No.)

                                51 E. Main Street
                             Zeeland, Michigan 49464
                                 (616) 748-9491
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)


                               Benj. A. Smith, III
                                51 E. Main Street
                             Zeeland, Michigan 49464
                                 (616) 748-9491
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                                    Copy to:
                                Donald L. Johnson
                    Varnum, Riddering, Schmidt & Howlett LLP
                                   Suite 1700
                             333 Bridge Street, N.W.
                          Grand Rapids, Michigan 49504
                                 (616) 336-6000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

                                          CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------
     Title of Each                                  Proposed Maximum        Proposed Maximum
  Class of Securities         Amount to be           Offering Price        Aggregate Offering            Amount of
   Being Registered            Registered               Per Share                 Price              Registration Fee
------------------------------------------------------------------------------------------------------------------
Common Stock (no par
value)                          1,200,000                $12.75                $15,300,000                $4,514*
-------------------------------------------------------------------------------------------------------------------

*Fee previously paid with initial filing

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS

                             Up to 1,200,000 Shares

                        MACATAWA BANK CORPORATION [logo]

                                  Common Stock


     Macatawa Bank Corporation is offering up to 1,200,000 shares to its shareholders.

     Macatawa Bank Corporation's Common Stock is reported on the OTC Bulletin Board under the symbol "MCBC." Macatawa Bank Corporation owns Macatawa Bank, a full service commercial and retail bank serving Holland and Zeeland, Michigan and the surrounding area.

     The Common Stock is offered exclusively to shareholders of Macatawa as of April 9, 1999. Shareholders are entitled to purchase one share for each two shares of Common Stock they owned on April 9, 1999. In addition, subject to availability, shareholders owning fewer than 10,000 shares, including shares purchased in this offering, may purchase additional shares to increase their holdings to no more than 10,000 shares. Shareholders must exercise their right to purchase by June 4, 1999.

                    Investing in Common Stock involves risks.
                     See "Risk Factors" beginning on page 7.

                                                                             Per Share        Total
Public offering price....................................................   $12.75            $15,300,000
Underwriting discount....................................................   $    0            $         0
Proceeds, before expenses, to Macatawa Bank Corporation..................   $12.75            $15,300,000

     Neither the Securities and Exchange Commission nor any other regulatory body has approved of disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

     Macatawa Bank Corporation has not hired an underwriter or broker dealer to conduct this offering.

                                 April 30, 1999

                       [THIS PAGE INTENTIONALLY LEFT BLANK]

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information and consolidated financial statements appearing elsewhere in this prospectus. Except as otherwise specified, financial information and other references in this prospectus to Macatawa Bank Corporation include Macatawa Bank.

     This prospectus contains forward-looking statements. The outcome of the events described in these forward- looking statements is subject to risks and actual results could differ materially. The sections entitled "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" contain a discussion of some of the factors that could contribute to those differences.

                            Macatawa Bank Corporation

     We own Macatawa Bank which provides a full range of commercial and consumer banking services, primarily in the communities of Holland and Zeeland, Michigan, as well as the surrounding market area. We have eight full service branch offices, a trust office, a lending office, and an operations center. As of December 31, 1998, we had total assets of $189.2 million, total deposits of $167.0 million, 14,809 deposit accounts, and shareholders' equity of $19.6 million.

Products and Services

     We are a full service bank offering a wide range of commercial and personal banking services. Our services include checking and savings accounts, certificates of deposit, safe deposit boxes, travelers checks, money orders, trust services and commercial, mortgage and consumer loans. Our Trust Department was established in January, 1999.

Reason for Starting Macatawa Bank

     We believe that many customers want to conduct business with a locally owned and managed bank. Although the banking industry is competitive, we have been and believe we will continue to be successful in attracting as customers individuals and small to medium sized businesses. We attract these customers by demonstrating an active interest in their business and personal financial affairs. We also emphasize our local management and their strong ties and active commitment to the community. We are currently one of only two locally managed independent commercial banks with a main office in the Holland-Zeeland area. We are the only local bank with a branch network which underscores our desire to be close to all of our customers.

Market Area

     Our market area includes the cities of Holland and Zeeland, and the Interstate I-196 corridor from Holland to metropolitan Grand Rapids. Most of our market area is located in the southern half of Ottawa County, Michigan. This area includes several growing communities and has a stable and diverse economic base. The Holland-Zeeland area has a population of approximately 93,000, and Ottawa County has a population of approximately 200,000. The Holland- Zeeland area had an estimated median household income in 1997 of approximately $43,600. Over 300 manufacturers have operations in the Holland-Zeeland area, including several manufacturers in the office furniture and automotive supply industries. Major Ottawa County employers include Donnelly Corporation, Herman Miller, Inc., Haworth, Inc. and Johnson Controls. We believe that our market area's diverse commercial base provides significant opportunities for business banking services as well as personal banking services for the owners and employees of the area's businesses.

Management

     Our officers and directors are recognized and established individuals in their local communities. Our board of directors and management team represent a wide range of business, banking and investment knowledge and experience. Our management team has established and maintains significant customer relationships in the Bank's market area which they expect to draw upon for the benefit of the Bank. Many of our management team have at least 10 years of banking experience, and several key people have more than 20 years of banking experience. We believe that their years of banking experience and their existing customer contacts in this market offer a substantial opportunity to continue to attract new customer relationships.

     Our officers and directors have a shared vision of focused community banking and a commitment to the future growth and success of Macatawa Bank. Our vision is to be a quality, full-service community bank that offers competitive financial products and superior customer service. We value long-term relationships with customers. We also seek to maintain our community focus by hiring local people and placing strong emphasis on local presence and local community support.

Strategy

     We are a customer-driven financial institution focused on providing high value to clients by delivering products and services in a highly personalized manner. We have attracted and believe we can continue to attract clients who prefer to conduct business with a locally-managed bank with multiple convenient locations that demonstrates an active interest in their business and personal financial affairs.

     We believe that our personal service philosophy enhances our ability to successfully compete in attracting individuals and small businesses. We actively solicit retail customers and compete for deposits by offering customers personal attention, professional service and competitive interest rates. Our experienced staff provides a superior level of personalized service, which enables us to generate competitively priced loans and deposits.

     We have entered into agreements with third-party service providers to provide customers with products and services such as credit cards, debit cards, ATM cards and banking by personal computer. Using third-party service providers allows us to remain at the forefront of technology while minimizing the costs of delivery.

     We also established a Trust Department in January, 1999, to further provide for the financial needs of our customers. Earning fee income from non-banking services, including trust services, is an important part of our strategy.

About Us

     We incorporated in Michigan in 1997 and own Macatawa Bank. Macatawa Bank was organized as a Michigan bank and opened for business on November 25, 1997. We have eight full service branch offices, a trust office, a lending office, and an operations center. Macatawa Bank's deposit accounts are insured by the Federal Deposit Insurance Corporation to the extent permitted by law. Our main officers are located at 51 E. Main Street in the City of Zeeland, Michigan 49464, and our telephone number is (616) 748-9491.

                                  The Offering

Shares offered.......................  1,200,000 shares of Common Stock.

Offering price.......................  $12.75 per share of Common Stock.

Common Stock to be outstanding
   after this Offering...............  3,635,125 shares (assuming all
                                       1,200,000 shares are sold).  We may
                                       sell fewer than 1,200,000 shares in
                                       this offering.

OTC Bulletin Board Symbol............  MCBC

Use of proceeds......................  To strengthen our capital position in anticipation of future growth and for
                                       other general corporate  purposes.  We
                                       expect to  contribute  substantially
                                       all of the net proceeds to Macatawa
                                       Bank to strengthen its capital position, to allow it to open or acquire additional branches, or for other general corporate purposes. Until we use the proceeds for any or all of such purposes, we will invest the net proceeds in United States government securities and investment grade financial instruments.

Plan of Distribution.................  We are offering the shares of Common
                                       Stock at a price of $12.75 per share to
                                       shareholders of record on the April 9,
                                       1999, Record Date.  Our shareholders as
                                       of the Record Date may purchase up to one share of Common Stock for each two shares owned on the Record Date. No fractional shares may be purchased. For example, a shareholder who owned 95 shares on the Record Date would be entitled to purchase up to 47 shares. To the extent our shareholders do not choose to purchase some or all of the shares they are entitled to purchase, such shares will be offered to the other shareholders (a) who purchased all the shares that they were entitled to purchase in the initial phase of the offering and (b) who after such purchase still own fewer than 10,000 shares, provided that any such shareholder will be permitted to purchase only a sufficient number of shares to bring his or her total share ownership to no more than 10,000 shares. To subscribe, you must complete and return to us the Subscription Agreement together with payment for the shares.

Risk factors.........................  Investing in the Common Stock involves risks. You should invest only if you can afford to lose your entire investment.

                            Summary of Financial Data


     The following selected consolidated financial and other data are derived from the Company's financial statements and should be read with the Consolidated Financial Statements and Notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Consolidated Balance Sheet as of December 31, 1998, and the Consolidated Statement of Income for the year ended December 31, 1998, are included elsewhere in this prospectus.

                                                                                            At or For the
                     (Dollars in Thousands, Except Per Share Data)                           Year Ended
                                                                                          December 31, 1998
Financial Condition
   Total assets.......................................................................      $189,229
   Loans..............................................................................       137,882
   Deposits...........................................................................       166,989
   Securities.........................................................................        27,007
   Shareholders' equity...............................................................        19,611

Share Information
   Basic loss per common share........................................................       $ (1.22)
   Book value per common share........................................................          8.05
   Weighted average shares outstanding................................................     2,041,920
   Shares outstanding at end of period................................................     2,435,125

Operations
   Interest income....................................................................     $   6,804
   Interest expense...................................................................         3,190
                                                                                             -------
   Net interest income................................................................         3,614
   Provision for loan losses(1).......................................................         2,023
                                                                                            --------

   Net interest income after provision for loan losses................................         1,591
   Total noninterest income...........................................................           683
   Total noninterest expense..........................................................         4,763
                                                                                            --------
   Net loss...........................................................................      $( 2,489)
                                                                                           =========

(1) Management has established the allowance for loan losses based on past industry loan loss experience, known and inherent risks in similar portfolios, and economic conditions.

                                  RISK FACTORS

     The offering involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding whether to invest in shares of our Common Stock. If any of the following risks actually occur, our business, financial condition and results of operations could be materially adversely affected. This could cause the trading price of our Common Stock to decline, and you may lose all or part of your investment.

     This prospectus also contains certain forward-looking statements that involve risks and uncertainties. These statements relate to our future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as "believes," "expects," "may," "will," "should," "seeks," "pro forma," or "anticipates," and similar expressions. Our actual results could differ materially from those discussed in these statements. Factors that could contribute to these differences include those discussed below and elsewhere in this prospectus.

We Have a Limited Operating History and Have Incurred Significant Initial Losses

     We began operations on November 25, 1997, a limited operating history of less than eighteen months. We are subject to the risks inherent in starting a new business. Our profitability will depend primarily upon our operations and we might never become profitable. We had a net loss of $2,488,551 during 1998, our first full year of operation. This loss primarily resulted from provision for loan losses of $2,022,500 during 1998. Initial expenses to form Macatawa Bank and to open branches also added to our losses. As of December 31, 1998, we had a retained deficit of $2,654,076.

Our Failure to Manage Future Growth Could Have Adverse Effects

     Our strategy includes increasing deposits, loans and other assets, adding additional branches and developing our Trust Department. Our ability to achieve and manage our growth and expansion, as well as our ability to manage our operations and internal controls, will depend in part on our ability to continue to attract and retain capable management and operations personnel.

We May Need Additional Capital

     If we sell all 1,200,000 shares in this offering, we do not anticipate the need for additional capital in the foreseeable future to conduct business activities. Additional capital beyond our present capital and the capital which will be provided by this offering and any amounts likely to be generated by our operations over the next several years may be necessary if we do not sell all 1,200,000 shares in this offering or if we want to undertake any significant acquisitions or other expansion of our operations. Funds necessary to finance such acquisitions or expansion might not be available. Regulatory capital requirements and borrowing restrictions that apply to us may also have the effect of constraining future growth. If we sell additional equity securities to finance future expansion, such sale could result in significant dilution to the interests of persons purchasing shares in this offering.

We Might Not Sell All the 1,200,000 Shares Offered

     We may sell all or less than all of the 1,2000,000 shares of Common Stock being offered. Our shareholders might not purchase all the shares offered. If the shareholders do not purchase all of the shares, we do not plan to offer the shares to non-shareholders. If we fail to sell all 1,200,000 shares, we may need to seek additional capital in the future or limit our growth.

Government Regulation and Monetary Policy Affect Us and the Banking Industry

     We are subject to extensive state and federal governmental supervision and regulation. Existing state and federal banking laws subject Macatawa Bank to substantial limitations with respect to loans, purchase of securities, payment of dividends and many other aspects of our banking business. These limitations include a requirement that we maintain a ratio of Tier 1 leverage capital to total assets for the first three years of at least 8% and maintain an adequate loan loss reserve. We currently maintain a ratio of Tier 1 leverage capital to total assets in excess of the 8% requirement. Future legislation or government policy might adversely affect the banking industry or our operations.

Federal economic and monetary policy may affect our ability to attract deposits, make loans and achieve satisfactory interest spreads.

We Do Not Currently Pay Any Dividends

     We have never paid a dividend, and do not anticipate paying dividends for the immediately foreseeable future. Our future earnings may not be sufficient to permit the legal payment of dividends to our shareholders at any time in the future. Even if we may legally declare dividends, the amount and timing of such dividends will be at the discretion of our Board of Directors. The Board of Directors intends to consider paying dividends when legally permitted to do so.

Competition

     We face strong competition for deposits, loans and other financial services from numerous Michigan and out-of-state banks, thrifts, credit unions and other financial institutions as well as other entities which provide financial services. Some of the financial institutions and financial services organizations with which we compete are not subject to the same degree of regulation as we are. Many of these financial institutions aggressively compete for business in our market area. Most of our competitors have been in business for many years, have established customer bases, are larger, have substantially higher lending limits than we do and offer certain services, including numerous branches and international banking services. The dominant competitor in the Company's market area is Huntington Bancshares Incorporated, headquartered in Columbus, Ohio, which acquired FMB in September 1997. Old Kent Bank, Banc One and National City Bank are also significant competitors. In addition, federal and Michigan legislation regarding interstate branching and banking may act to increase competition in the future from larger out-of-state banks.

We Must Retain Key Executives and Personnel

     We are and will continue to be dependent upon the services of our management team, including the Chief Executive Officer of the Company and the President of Macatawa Bank, and our other senior managers. Losing one or more key members of the management team could adversely affect our operations. We do not maintain key man life insurance on any of our officers or directors.

Management Will Have Discretion to Allocate the Offering Proceeds

     We are conducting this offering to raise funds to generally strengthen our capital position in anticipation of future growth and for other general corporate purposes. While we currently have no such plans, if opportunities arise, some of the proceeds of the offering could also be used to finance acquisitions of other financial institutions or branches of other institutions, or expansion into other lines of business closely related to banking. However, we will have broad discretion to allocate the offering proceeds.

Lending Risks and Lending Limits

     We are in the business of making loans, and there is an inherent risk that loans might not be repaid. If our customers fail to repay their loans, this could materially adversely affect our earnings and overall financial condition, as well as the price of our Common Stock. We also focus on loans to small-to-medium sized businesses that may be riskier than loans to larger companies. We attempt to manage our credit exposure by monitoring the concentration of loans within specific industries and through prudent loan application and approval procedures. However, we can not guarantee that our monitoring and procedures will reduce our lending risks sufficiently to avoid material losses.

     Our legal lending limit prior to this offering is approximately $4.7 million. The Board of Directors has established an "in-house" limit of $4.5 million. To the extent the net proceeds of this Offering are contributed to the Bank, the legal lending limit and "in-house" limit may increase. If we contribute $15.0 million of the net proceeds of this Offering to the Bank, the legal lending limit is expected to be at least $8.5 million, and the Board of Directors of the Bank anticipates increasing the "in-house" lending limit to $6.0 million. In addition, the Board may from time to time raise or lower the "in-house" limit as it deems appropriate to comply with safe and sound banking practices and to respond to overall economic conditions. Accordingly, the size of the loans which the Bank can offer to potential customers is less than the size of loans that many of our competitors are able to offer. These limits affect to some degree our ability to seek relationships with the area's larger businesses. We can accommodate loan volumes in excess of our lending limit through the sale of participations in such loans to other banks. However, we might not be successful in attracting or maintaining customers seeking larger loans. In addition, we might not be able to sell participations in such loans on terms favorable to us.

Impact of Interest Rates and Economic Conditions

     The results of operations for financial institutions, including our Bank, may be materially and adversely affected by changes in prevailing economic conditions, including declines in real estate market values, rapid changes in interest rates and the monetary and fiscal policies of the federal government. Our profitability is in part a function of the spread between the interest rates earned on investments and loans and the interest rates paid on deposits and other interest-bearing liabilities. In the early 1990s, many banking organizations experienced historically high interest rate spreads. More recently, interest rate spreads have generally narrowed due to changing market conditions and competitive pricing pressure, and there can be no assurance that such factors will not continue to exert such pressure or that such high interest rate spreads will return. Substantially all our loans are to businesses and individuals in western Michigan and any decline in the economy of this area could adversely affect us. Like most banking institutions, our net interest spread and margin will be affected by general economic conditions and other factors that influence market interest rates and our ability to respond to changes in such rates. At any given time, our assets and liabilities will be such that they are affected differently by a given change in interest rates. As a result, an increase or decrease in rates, the length of loan terms or the mix of adjustable and fixed rate loans in our portfolio could have a positive or negative effect on our net income or loss, capital and liquidity. The positive trends or developments discussed in this prospectus might not continue. Negative trends or developments might have a material adverse effect on us.

We Must Keep Up with Technological Change

     The banking industry is undergoing rapid technological changes with frequent introductions of new technology- driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Our future success will depend in part on our ability to address the needs of customers by using technology to provide products and services that will satisfy customer demands for convenience as well as to create additional efficiencies in our operations. Many of the our competitors have substantially greater resources to invest in technological improvements. We might not be able to effectively implement new technology-driven products and services or be successful in marketing such products and services to our customers.

Our Business Could be Adversely Impacted by Year 2000 Compliance Issues

     During the next year, many software programs may not recognize calendar dates beginning in the Year 2000. This problem could force computers or machines which use date dependent software to either shut down or provide incorrect information. This problem could adversely affect our operations or the operations of companies to which we have lent money. To address this problem, we have examined our computer and information systems, contacted our supplier of information processing services and also contacted our software and hardware providers. We have an internal task force to assess Year 2000 compliance by ourselves and our vendors. In addition, we ask commercial borrowers about Year 2000 compliance as part of the loan application and review process. Although we believe our operations are Year 2000 compliant, undetected problems may remain. If we, or any of our key suppliers or customers, fail to mitigate internal and external Year 2000 risks, we may temporarily be unable to process transactions or service our customers, which could have a material adverse effect on our business, financial condition or results of operations.

Anti-Takeover Provisions

     Our Articles of Incorporation and Bylaws include provisions which are designed to provide our board of directors with time to consider whether a hostile takeover offer is in our best interest and the best interests of our shareholders. These provisions, however, could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. Such provisions also could diminish the opportunities for a holder of our Common Stock to participate in tender offers, including tender offers at a price above the then-current price for our Common Stock. Such provisions could also prevent transactions in which our shareholders might otherwise receive a premium for their shares over then current market prices, and may limit the ability of our shareholders to approve transactions that they may deem to be in their best interests.

     The Michigan Business Corporation Act contains a Control Share Act intended to protect shareholders and prohibit or discourage certain types of hostile takeover activities. Federal law requires the approval of the Federal Reserve Board prior to acquisition of "control" of a bank holding company. These provisions may have the effect of delaying or preventing a change in control of Macatawa Bank Corporation without action by our shareholders, and therefore could adversely affect the price of the Common Stock.

Indemnification of Directors and Officers

     Our Articles of Incorporation provide for the indemnification of our officers and directors and insulate our officers and directors from liability for certain breaches of the duty of care. It is possible that the indemnification obligations imposed under these provisions could reduce our earnings and adversely affect our ability to pay dividends. The Articles of Incorporation of Macatawa Bank contain similar provisions.

Determination of Offering Price

     Our Board of Directors determined the offering price of $12.75 per share for this offering. The present or future value of the Common Stock could be more or less. When determining the offering price, we considered the recent market price of the Common Stock, the impact of this offering on the price of the Common Stock and the Board's desire that shareholders be permitted to buy additional shares at a price below the market price at the end of March, 1999. The Common Stock is traded in the OTC Bulletin Board market. The market price of the Common Stock following the offering may be greater or less than the offering price.

Dilution

     If you purchase Common Stock in this offering, with respect to those shars purchased in the offering you will suffer an immediate dilution of $3.18 in net tangible book value per share of the Common Stock from the offering price on a pro forma basis as of December 31, 1998, assuming 1,200,000 shares are sold. The Company has issued stock options to purchase 123,500 shares of Common Stock, and the exercise of these options may further dilute the net tangible book value per share of the Common Stock.

Control by Management

     Although the combined ownership and control of our Common Stock by our officers and directors is likely to be less than 25% after this offering, such individuals will be able to exert a significant measure of control over our affairs and policies. Such control could be used, for example, to help prevent an acquisition of Macatawa Bank Corporation, precluding shareholders from possibly realizing any premium which may be offered for the Common Stock by a potential acquirer. The intention of the Board of Directors is to remain an independent community bank.

There is a Limited Trading Market for Our Common Stock

     The offering price may be greater than the market price for the Common Stock following this offering. Our Common Stock is reported on the OTC Bulletin Board under the symbol "MCBC." The development and maintenance of a public trading market depends, however, upon the existence of willing buyers and sellers, the presence of which is beyond our control or the control of any market maker. Even with a market maker, factors such as the limited number of shares outstanding, the lack of earnings history and the absence of a reasonable expectation of dividends within the near future mean that there might not be an active and liquid market for the Common Stock. Even if an active market develops, there can be no assurance that a market will continue, or that shareholders will be able to sell their shares at or above the offering price. Purchasers of Common Stock should carefully consider the potentially illiquid and long-term nature of their investment in the shares being offered.

                                 USE OF PROCEEDS

     The net proceeds to Macatawa Bank Corporation (the "Company"), assuming the sale of all of the 1,200,000 shares of Common Stock offered hereby, are estimated to be $15,190,000 after deduction of the estimated offering expenses. If 600,000 shares of Common Stock are sold in this offering, the net proceeds to the Company are estimated to be $7,540,000, after deduction of estimated offering expenses. The offering expenses are estimated to be $110,000.

     The net proceeds from this Offering will generally be used to strengthen the Company's capital position in anticipation of future growth and for other general corporate purposes. The Company expects that substantially all of the net proceeds will be contributed to the Bank in the near future to strengthen the Bank's capital position, to open or acquire additional branches, or for other general corporate purposes. Pending their application for any or all of such purposes, the net proceeds may be invested in United States government securities and other investment grade financial instruments.

                                 DIVIDEND POLICY

     The Company initially expects that all Company and Bank earnings, if any, will be retained to finance the growth of the Company and the Bank and that no cash dividends will be paid for the foreseeable future. If and when dividends are declared, the Company will be primarily dependent upon dividends paid by the Bank for funds to pay dividends on the Common Stock. It is also possible, however, that the Company will pay dividends in the future generated from investment income and other activities, if any, of the Company.

     Under Michigan law, the Bank is restricted as to the maximum amount of dividends it may pay on its common stock. The Bank may not pay dividends except out of net profits after deducting its losses and bad debts. A Michigan state bank may not declare or pay a dividend unless the bank will have a surplus amounting to at least 20% of its capital after the payment of the dividend. If the Bank has a surplus less than the amount of its capital, it may not declare or pay any dividend until an amount equal to at least 10% of net profits for the preceding one-half year (in the case of quarterly or semi-annual dividends) or full-year (in the case of annual dividends) has been transferred to surplus. The ability of the Company and the Bank to pay dividends is also affected by various regulatory requirements and policies, such as the requirement to maintain adequate capital above regulatory guidelines. See "Supervision and Regulation." Such requirements and policies may limit the Company's ability to obtain dividends from the Bank for its cash needs, including funds for acquisitions, payment of dividends by the Company and the payment of operating expenses.

                             MARKET FOR COMMON STOCK

     The Company's common stock has traded in the over-the-counter market since the completion of the Company's initial public offering in April 1998. High and low bid prices, as reported on the OTC Bulletin Board, since the Company's April 1998 initial public offering at $10.00 per share are as follows:

             1998                                     High              Low
         -----------
         2nd Quarter                                 $15.25            $14.50

         3rd Quarter                                 $16.50            $14.00

         4th Quarter                                 $16.75            $15.75

             1999
         -----------
         1st Quarter                                 $16.50            $14.75

     These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. The quotations do not include intra-day highs and lows. As of March 31, 1999, the Company had a total of approximately 2,900 shareholders, consisting of approximately 800 owners of record and approximately 2,100 beneficial owners of the Company's common stock.

     No cash dividends have been declared to date on the Company's common stock. The Company expects that all earnings, if any, will be retained to finance the growth of the Company and the Bank and that no cash dividends will be paid for the foreseeable future. If and when dividends are declared, the Company will be dependent upon dividends paid to it by the Bank for funds to pay dividends on the common stock.


                               RECENT DEVELOPMENTS

     The Company has plans to open several additional branches and has applied or is preparing to apply for regulatory approval to open the following branches:

o Douglas, Michigan: The Company has purchased land near the Weathervane Mall and intends to build a facility within the next 6-18 months. The Company intends to open a temporary branch in the Weathervane Mall until its branch office is complete.

o Hamilton, Michigan: The Company has agreed to lease a branch office that is presently under construction.

o Wyoming, Michigan: The Company has agreed to lease a branch office facility near the corner of 44th Street and Burlingame Avenue in the City of Wyoming, which is part of metropolitan Grand Rapids, in Kent County. The Company expects to open this branch in June.

o Holland, Michigan: The Company has purchased land on Lakewood Boulevard near Bee Line Road in Holland, Michigan, and intends to build an independent, free-standing branch.

     The Bank began offering trust services in January, 1999, to further provide for the financial needs of its customers. As of March 31, 1999, the Trust Department had assets of approximately $40.0 million.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of December 31, 1998, and as adjusted to reflect the sale of the shares of Common Stock offered hereby:

                                                                                      December 31, 1998
                                                                                         As Adjusted       As Adjusted
                                                                                         if 600,000       if 1,200,000
                                                                                         Shares are         Shares are
                                                                         Actual            Sold (1)           Sold (2)
                                                                                         (unaudited)        (unaudited)
Long-term and short-term debt....................................  $  2,000,000       $ 2,000,000        $  2,000,000
                                                                   ============       ===========        ============
Shareholders' equity:
   Preferred stock, no par value, 500,000 shares
     authorized, no shares issued and outstanding................        --                 --                 --
   Common stock, no par value, 9,500,000 shares
     authorized; 2,435,125 shares issued and
     outstanding; 3,035,125 shares as adjusted
     if 600,000 shares are sold; 3,635,125 shares
     as adjusted if 1,200,000 shares are sold(3).................    22,260,646        29,800,646          37,450,646
   Retained deficit(4)...........................................    (2,654,076)       (2,654,076)         (2,654,076)
   Accumulated other comprehensive income,
     net of income tax of $2,482.................................         4,818             4,818               4,818
                                                                    -----------       -----------         -----------
         Total shareholders' equity..............................   $19,611,388       $27,151,388         $34,801,388
                                                                    ===========       ===========         ===========
--------------------------

(1) Adjusted to reflect the estimated net proceeds if 600,000 shares are sold. See "Use of Proceeds."
(2) Adjusted to reflect the estimated net proceeds if 1,200,000 shares are sold. See "Use of Proceeds."
(3) Does not include an aggregate of 38,000 shares issuable pursuant to options granted under the Company's Directors Stock Option Plan or an aggregate of 85,500 shares issuable pursuant to options granted under the Company's Employee Stock Compensation Plan. See "Management -- Executive Compensation."
(4) The retained deficit includes pre-opening expenses related principally to fees and expenses incurred in the regulatory application process and salaries, office occupancy costs and supplies, together with operating losses following the commencement of operations by the Bank.

                                    DILUTION

     Net Tangible Book Value. The net tangible book value (total tangible assets
minus  total   liabilities)  of  the  Company  as  of  December  31,  1998,  was
$19,611,388, or $8.05 per share of Common Stock outstanding on such date.

     If 600,000 Shares are Sold. Assuming the sale of 600,000 of the shares of Common Stock offered hereby (at the public offering price of $12.75 per share) and the application of the net proceeds therefrom (after deducting estimated offering expenses), the pro forma net tangible book value of the Company as of December 31, 1998, would have been $27,151,388, or $8.95 per share of Common Stock outstanding on such date. This represents an immediate increase in pro forma net tangible book value per share of $0.90 for all shares outstanding prior to this offering.

     If 1,200,000 Shares are Sold. Assuming the sale of all of the 1,200,000 shares of Common Stock offered hereby (at the public offering price of $12.75 per share) and the application of the net proceeds therefrom (after deducting estimated offering expenses), the pro forma net tangible book value of the Company as of December 31, 1998, would have been $34,801,388, or $9.57 per share of Common Stock outstanding on such date. This represents an immediate increase in pro forma net tangible book value per share of $1.52 for all shares outstanding prior to this offering.

     The following table illustrates the per share dilution:

                                                           If 600,000                   If 1,200,000
                                                        Shares are Sold(1)            Shares are Sold(1)
Offering price per share............................                  $12.75                         $12.75
    Net tangible book value per share before
      the Offering(1)...............................   $8.05                         $8.05
    Increase per share attributable to new
      shares........................................    0.90                          1.52
                                                        ----                         -----
Pro forma net tangible book value per share
   after the Offering(1)............................                    8.95                           9.57
                                                                       -----                          -----
Dilution per share to shareholders purchasing
   shares...........................................                   $3.80                          $3.18
                                                                       =====                          =====

-------------------------

(1) Does not include 123,500 shares of Common Stock reserved for issuance upon the exercise of stock options outstanding as of April 1, 1999, which have exercise prices ranging from $10.00 to $16.50, nor does it include shares of Common Stock available for the future grant of stock options under the Company's Stock Compensation Plan (114,500 shares) or Directors Stock Option Plan (2,000 shares). See "Management -- Executive Compensation."

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The Company's initial plan of operation in November 1997 was to establish its management team within the first few months of its operations. Management believes that it has been successful in establishing a very experienced and capable management team which can administer the Company's growth.

     The Company has experienced rapid and substantial growth as total assets increased from $10,722,193 at December 31, 1997, to $189,228,673 at December 31, 1998. At December 31, 1998, the Bank had a total of eight branch banking offices and two service facilities. The Company also completed an underwritten initial public offering of common stock on April 7, 1998. Although management believes the Company will continue to grow in 1999, the rate of increase is not expected to be as rapid as it was in 1998.

     The Bank established a Trust Department in the fourth quarter of 1998 to further provide for customers' financial needs. The Trust Department began business on January 3, 1999 and as of March 31, 1999, had assets of approximately $40 million.

Financial Condition

     Total assets of the Company increased by $178,506,480 to $189,228,673 at December 31, 1998, from $10,722,193 at December 31, 1997. The increase in assets is primarily attributable to the Bank continuing to attract customer deposits and then lending and otherwise investing these funds. The fourth quarter of 1998 was the Company's fourth full quarter of operations, and the number of deposit accounts increased from 465 at December 31, 1997, to more than 14,000 deposit accounts at December 31, 1998. Management attributes the strong growth in deposits to quality customer service, the desire of customers to deal with a local bank, and convenient accessibility through the expansion of branches. In addition, the Company's public offering of common stock in April 1998 resulted in net proceeds to the Company, and an increase in total assets, of $14,123,378. The Company anticipates that the Bank's assets will continue to increase during 1999, which will be the Bank's second full year of operations. However, management does not believe that the rate of increase will be as rapid as it was during 1998.

     Cash and cash equivalents, which include federal funds sold and short-term investments, increased $10,538,057 to $17,953,177 at December 31,1998, from $7,415,120 at December 31, 1997. The increase is primarily the result of deposit growth since December 31, 1997, and the initial public offering.

     Securities available for sale increased $25,006,900 to $27,007,300 at December 31, 1998 from $2,000,400 at December 31, 1997. The increase is the result of the investment of customer deposits that have been obtained since December 31, 1997.

     Total loans increased $137,384,556 to $137,882,260 at December 31, 1998 from $497,704 at December 31, 1997. While management believes that total loans will continue to increase, the rate of increase in the future will be substantially less than the rate of increase during the Company's first full year of operations.

     The allowance for loan losses as of December 31, 1998 was $2,030,000 representing approximately 1.5% of gross loans outstanding, compared to $7,500 at December 31, 1997. Macatawa Bank has not experienced any material credit losses as of December 31, 1998.

     Bank premises and equipment increased to $7,125,755 at December 31, 1998 from $681,807 at December 31, 1997. The increase resulted from the purchase of the Butternut Drive and Maple Avenue branch offices in Holland, the purchase of the real estate and construction of the facilities for the Zeeland, Allendale and Jenison branch offices, as well as additional furniture, fixtures and equipment necessary to operate the Bank branches.

     Deposits increased to $166,988,675 at December 31, 1998, from $2,712,223 at December 31, 1997. This was primarily as a result of deposits being obtained from new customers of the Bank.

Results of Operations

     Comparative information on results of operations between 1997 and 1998 is not provided because the Bank commenced operations on November 25, 1997, and, therefore, had only six weeks of operations during 1997.

     The net loss for the year ended December 31, 1998, was $2,488,551. As of December 31, 1997, the Company had a retained deficit of $165,525, and as of December 31, 1998, the Company had a retained deficit of $2,654,076. The retained deficit and net losses are primarily the result of provisions for loan losses which totaled $2,022,500. Wages paid to employees and fees and expenses incurred in forming the Company and applying for regulatory approval for the Bank's existing and proposed branches also contributed to the retained deficit and net losses. Management believes that the Company will realize a modest profit for 1999. Earnings will continue to be curtailed for much of 1999 as a result of additional loan loss reserves, together with the time needed to more effectively utilize its capital and generate loan interest and fee income by making additional loans. Management believes that the expenditures made in 1997 and 1998 will create the infrastructure and lay the foundation for future growth and profitability in subsequent years.

     Interest income for the year ended December 31, 1998 was $6,804,105, related to interest income on securities, loans, and interest earning deposits. Interest expense was $3,190,237 for the year ended 1998, related to interest incurred on interest bearing deposits.

     The Company had an allowance for loan losses of approximately 1.5% of total loans at December 31, 1998. The provision for loan losses for the year ended December 31, 1998 was $2,022,500. This amount was provided as a result of the increase in the total loan portfolio. Management considered it prudent during the first year of operations to provide for loan losses at a relatively high percentage of total loans to be consistent with the loss inherent in similar loan portfolios. Management will continue to monitor its loan loss performance and adjust its loan loss reserve to more closely align itself to its own history of loss experience. This may reduce its loan loss reserve as a percentage of total loans in the future.

     Non-interest income for the year ended December 31, 1998, was $683,382, consisting primarily of gain on sales of loans. These loans consisted primarily of conforming mortgage loans which were sold to the secondary market. Management believes this activity will continue to be a significant source of non-interest income in 1999. At the present time, the Bank is not servicing the loans it sells, but may consider doing so in the future.

     The main components of non-interest expense were primarily salaries and benefits. Non-interest expense for the year ended December 31, 1998, was $4,763,301. Other significant components of non-interest expense consisted of occupancy and equipment expenses, legal and accounting fees, marketing expenses, insurance and supplies.

Liquidity and Capital Resources

     The Company obtained its initial equity capital as a result of a private placement on behalf of the Bank to investors in November, 1997. The Company raised additional equity capital in its initial public offering completed April 7, 1998, which resulted in net proceeds of $14,123,378. Given the rapid growth of the Bank, it is expected that additional equity capital will be required during 1999. The purpose of this offering is to raise such additional equity capital.

     As a condition to regulatory approval of the Bank's formation, the Bank is required to maintain capitalization sufficient to provide a ratio of Tier 1 Capital to total assets of at least 8% at the end of the third year of its operations. At December 31, 1998, the Bank's Tier 1 Capital as a percent of total assets was 10.7%. The Company has approximately $1 million in additional capital which it could contribute to the Bank's capital if necessary.

     The Company's sources of liquidity include loan payments by borrowers, maturity and sales of securities available for sale, growth of deposits and deposit equivalents, federal funds sold, borrowings from the Federal Home Loan Bank, and the issuance of common stock.

     Asset liability management aids the Company in maintaining liquidity while maintaining a balance between interest earning assets and interest bearing liabilities. Liquidity management involves the ability to meet the cash flow requirements of the Company's customers. These customers may be either borrowers with credit needs or depositors wanting to withdraw funds. Management of interest rate sensitivity attempts to avoid widely varying net interest margins and to achieve consistent net interest income through periods of changing interest rates.

Year 2000 Compliance

     Because many computerized systems use only two digits to record the year in date fields (for example, the year 1998 is recorded as 98), such systems may not be able to accurately process dates ending in the year 2000 and after. The effects of the issue will vary from system to system and may adversely affect the ability of a financial institution's operations as well as its ability to prepare financial statements. The Company and the Bank were organized in 1997 and the Company acquired its computer equipment within the past eighteen months and has contracted with a leading supplier of information processing services. This equipment and these services were purchased with manufacturer assurances of Year 2000 compliance.

     Company management has developed and the Board of Directors has approved a comprehensive Year 2000 Compliance Plan. The plan consists of five phases: awareness, assessment, renovation, validation and implementation. The Company has an internal task force to assess Year 2000 compliance by the Company, its vendors, and major deposit customers. In addition, the Bank asks commercial borrowers about Year 2000 compliance as part of the loan application and review process.

     To  date,  the  Company  has  spent  approximately  $28,000  on  Year  2000 compliance. Management believes that the additional costs to complete the Company's Year 2000 compliance will be minimal.

     The Company presently anticipates that it will complete its Year 2000 assessment and any necessary remediation by June 30, 1999. However, there can be no assurance that the Company will be successful in implementing its Year 2000 remediation plan according to the anticipated schedule. In addition, the Company may be adversely affected by the inability of other companies whose systems interact with the Company to become Year 2000 compliant.

     The Bank's core processing applications are provided by a third party vendor, Rurbanc Data Services, Inc. (RDSI). The Company receives regular correspondence from RDSI which documents the status of their Year 2000 compliance. The Company has been advised that RDSI's software has been successfully tested for Year 2000 compliance.

     Although the Company expects its internal systems to be Year 2000 compliant as described above, the Company is in the process of preparing a contingency plan that will specify what it plans to do if important internal or external systems are not Year 2000 compliant in a timely manner.

     Management does not anticipate that the Company will incur material operating expenses or be required to invest heavily in computer system improvements to be Year 2000 compliant. Nevertheless, the inability of the Company to successfully address Year 2000 issues could result in interruptions in the Company's business and have a material adverse effect on the Company's results of operations.

Recent Regulatory Developments

     Various bills have been introduced in the Congress that would allow bank holding companies to engage in a wider range of nonbanking activities, including greater authority to engage in securities and insurance activities. While the scope of permissible nonbanking activities and the conditions under which the new powers could be exercised varies among the bills, the expanded powers generally would be available to a bank holding company only if the bank holding company and its bank subsidiaries remain well-capitalized and well-managed. The bills also impose various restrictions on transactions between the depository institution subsidiaries of bank holding companies and their non-bank affiliates. These restrictions are intended to protect the depository institutions from the risks of the new nonbanking activities permitted to such affiliates. At this time, the Company is unable to predict whether any of the pending bills will be enacted and, therefore, is unable to predict the impact such legislation may have on the operations of the Company and the Bank.

Forward Looking Statements

     This report contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project" or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse affect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in: interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Further information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

                                    BUSINESS

General

     We own Macatawa Bank which provides a full range of commercial and consumer banking services, primarily in the communities of Holland and Zeeland, Michigan, as well as the surrounding market area. Our services include checking and savings accounts, certificates of deposit, safe deposit boxes, travelers checks, money orders, trust services and commercial, mortgage and consumer loans. Macatawa Bank's deposit accounts are insured by the Federal Deposit Insurance Corporation to the extent permitted by law. We opened our Trust Department in January, 1999. We have eight full service branch offices, a trust office, a lending office, and an operations center. As of December 31, 1998, we had total assets of $189.2 million, total deposits of $167.0 million, 14,809 deposit accounts, and shareholders' equity of $19.6 million.

     We incorporated in Michigan in 1997 and own Macatawa Bank. Macatawa Bank was organized as a Michigan bank and opened for business on November 25, 1997.Our main officers are located at 51 E. Main Street in the City of Zeeland, Michigan 49464, and our telephone number is (616) 748-9491.

Reason for Starting Macatawa Bank

     We believe that many customers want to conduct business with a locally owned and managed bank. Although the banking industry is competitive, we have been and believe we will continue to be successful in attracting as customers individuals and small to medium sized businesses. We attract these customers by demonstrating an active interest in their business and personal financial affairs. We also emphasize our local management and their strong ties and active commitment to the community. We are currently one of only two locally managed independent commercial banks with a main office in the Holland-Zeeland area. We are the only local bank with a branch network which underscores our desire to be close to all of our customers.

Market Area

     Our market area includes the cities of Holland and Zeeland, and the Interstate I-196 corridor from Holland to metropolitan Grand Rapids. Most of our market area is located in the southern half of Ottawa County, Michigan. This area includes several growing communities and has a stable and diverse economic base. The Holland-Zeeland area has a population of approximately 93,000, and Ottawa County has a population of approximately 200,000. The Holland- Zeeland area had an estimated median household income in 1997 of approximately $43,600. Over 300 manufacturers have operations in the Holland-Zeeland area, including several manufacturers in the office furniture and automotive supply industries. Major Ottawa County employers include Donnelly Corporation, Herman Miller, Inc., Haworth, Inc. and Johnson Controls. We believe that our market area's diverse commercial base provides significant opportunities for business banking services as well as personal banking services for the owners and employees of the area's businesses.

Strategy

     We are a customer-driven financial institution focused on providing high value to clients by delivering products and services in a highly personalized manner. We have attracted and believe we can continue to attract clients who prefer to conduct business with a locally-managed bank with multiple convenient locations that demonstrates an active interest in their business and personal financial affairs.

     We believe that our personal service philosophy enhances our ability to successfully compete in attracting individuals and small businesses. We actively solicit retail customers and compete for deposits by offering customers personal attention, professional service, competitive interest rates and multiple convenient locations. Our experienced staff provides a superior level of personalized service, which enables us to generate competitively priced loans and deposits.

     We have entered into agreements with third-party service providers to provide customers with products and services such as credit cards, debit cards, ATM cards and banking by personal computer. Using third-party service providers allows us to remain at the forefront of technology while minimizing the costs of delivery.

Products and Services

     Deposit Services. The Bank offers a broad range of deposit services, including checking accounts, NOW accounts, savings accounts and time deposits of various types. Transaction accounts and time certificates are tailored to the principal market area at rates competitive with those offered in the area. All deposit accounts are insured by the FDIC up to the maximum amount permitted by law. The Bank solicits these accounts from individuals, businesses, associations, financial institutions and government authorities. The Bank does not intend to accept brokered deposits. The Bank may also use alternative funding sources as needed, including advances from the Federal Home Loan Bank, conduit financing and the packaging of loans for securitization and sale.

     Real Estate Loans. The Bank originates residential mortgage loans, which are generally long-term with either fixed or variable interest rates. The Bank's general policy, which is subject to review by management as a result of changing market and economic conditions and other factors, is to retain all variable interest rate mortgage loans in the Bank's loan portfolio and to sell most fixed rate loans in the secondary market. The Bank also offers home equity loans. The Bank's current policy is to sell the servicing rights with respect to most residential mortgage loans that it originates.

     The retention of variable rate loans on the Bank's loan portfolio helps to reduce the Bank's exposure to fluctuations in interest rates. However, such loans generally pose credit risks different from the risks inherent in fixed rate loans, primarily because as interest rates rise, the underlying payments from the borrowers rise, thereby increasing the potential for default.

     Personal Loans and Credit. The Bank makes personal loans, lines of credit and credit cards available to consumers for various purposes, such as the purchase of automobiles, boats and other recreational vehicles, home improvements and personal investments. The Bank's current policy is to retain substantially all of such loans.

     Commercial Loans. Commercial loans are made primarily to small and mid-sized businesses. These loans are and will be both secured and unsecured and are made available for general operating purposes, acquisition of fixed assets including real estate, purchases of equipment and machinery, financing of inventory and accounts receivable, as well as any other purposes considered appropriate. The Bank generally looks to a borrower's business operations as the principal source of repayment, but will also receive, when appropriate, mortgages on real estate, security interests in inventory, accounts receivable and other personal property and/or personal guarantees.

     Although the Bank takes a progressive and competitive approach to lending, it stresses high quality in its loans. Because of the Bank's local nature, management believes that quality control should be achievable while still providing prompt and personal service. On a monthly basis, the Board of Directors reviews selected loans made in the preceding month. In addition, a loan committee of the Board of Directors of the Bank also reviews larger loans for prior approval when the loan request exceeds the established limits for the senior officers. The Bank also maintains a continuous loan review process designed to promote early identification of credit quality problems. The Bank's credit review administrator will be responsible for conducting a continuous internal review which tests compliance with the Bank's loan policy and adequate documentation of all loans. Any past due loans and identified problem loans will be reviewed with the Board of Directors on a monthly basis.

     Regulatory and supervisory loan-to-value limits are established by Section 304 of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"). The Bank's internal limitations follow those limits and in certain cases are more restrictive than those required by the regulators.

     The Bank has established relationships with correspondent banks and other independent financial institutions to provide other services requested by its customers, including loan participations where the requested loan amounts exceed the Bank's policies or legal lending limits.

     Trust Services. The Bank began offering trust services in January, 1999, to further provide for the financial needs of its customers. As of March 31, 1999, the Trust Department had assets of approximately $40.0 million.

Competition

     The banking industry in the Bank's market area has experienced substantial consolidation in recent years. Many of the area's locally owned or managed financial institutions have either been acquired by large regional bank holding companies or have been consolidated into branches of other financial institutions. This consolidation has been accompanied by numerous pricing changes, the dissolution of local boards of directors, management and personnel changes and, in the perception of the Company's management, a decline in the level of customer service. With recent changes in interstate banking regulation, this type of consolidation is expected to continue.

     Management believes that this competitive situation, when coupled with the area's growing and diversified economy, creates a favorable opportunity for a new commercial bank managed by experienced local business people. Management's experience indicates that a locally managed community bank can attract customers by providing highly professional personalized attention, responding in a timely manner to product and service requests and exhibiting an active interest in customers' business and personal financial needs. The Bank is currently one of only two locally managed independent commercial banks with its main office in the Holland-Zeeland area. However, the Bank is the only local commercial bank which has a branch network. Management is aware of one savings and loan headquartered in the Holland-Zeeland area.

     The Company's primary market area is Ottawa County, Michigan. There are many bank, thrift and credit union offices located within the Company's market area. Most are branches of larger financial institutions. The Company also faces competition from finance companies, insurance companies, mortgage companies, securities brokerage firms, money market funds and other providers of financial services. Most of the Company's competitors have been in business a number of years, have established customer bases, are larger and have higher lending limits than the Company. The Company competes for loans principally through its ability to communicate effectively with its customers and to understand and meet their needs. Management believes that the Company's personal service philosophy enhances its ability to compete favorably in attracting individuals and small businesses. The Company actively solicits customers and competes for deposits by offering customers personal attention, professional service, competitive interest rates and multiple conveniently located offices.

Employees

     As of December 31, 1998, the Bank had 88 full-time and 24 part-time employees. The Company has assembled a staff of experienced, dedicated and highly qualified professionals whose goal is to provide outstanding service. The majority of the Company's management team have at least 10 years of banking experience, and several key personnel have more than 20 years of banking experience.

Properties

     The Company's headquarters and the Bank's main office is located at 51 E. Main Street, Zeeland, Michigan 49464, and the telephone number is (616) 741-1491. The main office consists of approximately 1,700 square feet located on the first floor of an office building and approximately 1,500 square feet in the basement. This location is in the heart of the City of Zeeland on Main Street, which management believes provides recognition and a visible presence in the Holland-Zeeland community. The main office includes three teller stations, two customer service offices, two administrative offices, and a vault and safe deposit boxes. The Bank has entered into a three year lease with respect to its main office, with renewal options for up to four successive three year terms. The initial rental rate is $800.00 per month, which increases by 7.5% for each three year renewal period. The Bank is also obligated to pay all costs associated with taxes, assessments, maintenance, utilities and insurance.

     The Company owns or leases facilities located in Ottawa County and Kent County, Michigan. The Company's facilities as of March 31, 1999, were as follows:

     Location of Facility                        Use
     --------------------                        ---
51 E. Main Street, Zeeland*                  Main Branch
250 E. 8th Street, Holland*                  Operations Center
139 E. 8th Street, Holland*                  Branch Office
489 Butternut Dr., Holland                   Branch Office
701 Maple Avenue, Holland                    Branch Office
699 E. 16th Street, Holland*                 Branch Office
106 E. 8th Street, Holland*                  Trust Department
348 Waverly Road, Holland*                   Retail Loan Center
41 N. State Street, Zeeland                  Branch Office
2020 Baldwin Street, Jenison                 Branch Office
6299 Lake Michigan Dr., Allendale            Branch Office

*Leased facility

     The Company believes its facilities are well-maintained and adequately insured. Because of the Company's growth, the Company is continually evaluating the need for additional space and branches. The Bank currently has branch applications pending for two new offices in the northwest portion of Allegan County and one new office in the City of Wyoming on the southwest side of Metropolitan Grand Rapids.


Selected Statistical Data

     Selected Statistical Data for Macatawa Bank Corporation is presented for 1998. Macatawa Bank commenced operations on November 25, 1997, and therefore the Guide 3 Statistical Disclosure by Bank Holding Companies would not be meaningful for 1997 and is not included.

Table 1 Performance Ratios (in thousands, except per share data).

                                                         Year Ended
                                                      December 31, 1998
                                                      -----------------
Net Loss......................................          $(2,489)
  Per share of common stock...................            (1.22)

Earnings (Loss) ratios:
  Return on average assets....................           (2.91%)
  Return on average equity....................          (15.15%)
  Average equity to average assets............            19.59%
  Dividend payout ratio.......................               N/A

Net Interest Income

     The following schedule presents the average daily balances, interest income and interest expense and average rates earned and paid for the Company's major categories of assets, liabilities, and stockholders' equity for the periods indicated:

Table 2 - Interest Yields and Costs (in thousands)

                                                Year ended December 31, 1998
                                           Average                         Yield/
                                           Balance        Interest          Cost
Assets:
Short term investments                    $  9,027       $    479            5.31%
Securities:
  Taxable                                   16,471            980            5.99
  Tax-exempt                               -------        -------           -----
Loans(1)                                    60,299          5,339            8.85
Total earning assets/total interest         85,797          6,804            7.93
income
Cash and due from banks                      4,523
Unrealized Gain(Loss)                            3
All other assets                             3,845
Allowance for loan loss                       (829)
  Total assets                              93,339
Liabilities and
  Stockholders' Equity
Interest bearing deposits:
MMDA, Savings/NOW accounts                  46,163          1,990            4.31
Time                                        20,899          1,196            5.72
Fed Funds Purchased                             78              4            5.13
Other Borrowed Money                       -------        -------           -----
Total interest bearing liabilities/         67,140          3,190            4.75
   total interest expense
Noninterest bearing deposits                 8,991
All other liabilities                          313
Stockholders' Equity:
Unrealized Holding Gain(Loss)                    2
Common Stock, Surplus, Retained             16,893
Earnings
Total liabilities and                       93,339
  stockholders' equity

Interest spread                                             3,614
Net interest income-FTE                                                      3.18
Net Interest Margin as a Percentage                                          4.21
of Average Earning Assets - FTE

(1) Nonaccruing loans are not significant during the periods indicated, and for purposes of the computations above, are included in the average daily loan balances.

     Net interest income is the difference between interest earned on loans, securities, and other earning assets and interest paid on deposits and borrowed funds. Cost of funds are influenced by economic conditions and activities of the Federal Reserve. The Bank's asset/liability committee seeks to manage sources and uses of funds, and to monitor the gap in maturities of these funds to maintain a steady net interest margin in varying market conditions.


Table 3 - Composition of Average Earning Assets and Interest Paying Liabilities

                                                                   Year Ended
                                                               December 31, 1998
As a percent of average earning assets
  Loans........................................                        70.28%
  Other earning assets.........................                        29.72%
     Average earning assets....................                   $85,797,230

  Savings and NOW accounts.....................                        68.76%
  Time deposits................................                        31.13%
  Other borrowings.............................                         0.11%
     Average interest bearing liabilities......                   $67,140,576

Earning asset ratio............................                         1.28%

Table 4 - Noninterest Income (in thousands)

                                                                     Year Ended
                                                                  December 31, 1998
Service charges on deposit accounts .........                       $    157

Net gains (losses) on asset sales:
  Loans......................................                            521
  Securities.................................                              0
Other........................................                              5

     Total noninterest income................                       $    683

Non-interest Income

     Non-interest income consists of service charges on deposit accounts, service fees and gains from sales of residential mortgage loans.

Table 5 Net Gains on the Sale of Residential Real Estate Mortgage Loans (in thousands)

                                                                   Year Ended
                                                               December 31, 1998
Real estate mortgage loan originations.......                      $44,146

Real estate mortgage loan sales..............                       44,667

Net gains on the sale of real                                          521
    estate mortgage loans....................

Net gains as a percent of real
    estate mortgage loan sales...............                        1.17%

     The Bank sells the majority of its fixed-rate obligations. Such loans are sold without recourse.

Noninterest Expense

Table 6 - Noninterest Expense (in thousands)

                                                                       Year Ended
                                                                    December 31, 1998
Salaries and employee benefits...............                             $2,726
Occupancy and equipment......................                                305
Furniture and equipment expense..............                                253
Legal and professional fees..................                                157
Advertising..................................                                199
Supplies.....................................                                233
Data processing fees.........................                                197
Check printing fees..........................                                 89
Other outside services.......................                                 76
Organizational expenses......................                                 66
Other expenses...............................                                462
                                                                          ------
  Total noninterest expense..................                             $4,763

         Table 6 lists the Bank's most significant noninterest expenses.

Table 7 - Loan Portfolio Composition (in thousands)

                                                               Year Ended
                                                            December 31, 1998
                                                         Balance               %
Commercial Real Estate.......................          $ 14,058                 10%
Residential Real Estate......................            22,529                 16
Other Commercial.............................            81,611                 60
Consumer.....................................            19,684                 14
                                                       --------                ----
  Total loans...............................           $137,882                100%

Less:
Allowance for Loan Losses...................             (2,030)
                                                       --------
Total Loans Receivable, Net..................          $135,852
                                                       ========

Table 8  Maturities and Sensitivities of Loans in Interest Rates

     The following table shows the amount of total loans outstanding as of December 31, 1998 which, based on remaining scheduled repayments of principal, are due in the periods indicated.

                                                                                     Maturing
                                                                             (in thousands of dollars)
                                                                       After one but
                                                 Within one Year      within five years      After five years      Total
Commercial Real Estate...............               $  2,639                $8,785                $2,634         $14,058
Residential Real Estate..............                  6,411                   906                15,212          22,529
Other Commercial.....................                 31,439                44,885                 5,287          81,611
Consumer.............................                  1,282                15,060                 3,342          19,684
                                                    --------                ------               -------        --------
      Totals.........................                $41,771               $69,636               $26,475        $137,882
Allowance for Loan Losses............                                                                             (2,030)
                                                                                                                --------
Total Loans Receivable, Net..........                                                                           $135,852
                                                                                                                ========

     Below is a schedule of the amounts maturing or repricing which are classified according to their sensitivity to changes in interest rates.

                                                                                        Interest Sensitivity
                                                                                    (in thousands of dollars)
                                                                       Fixed Rate          Variable Rate          Total
Due within 3 months....................................                 $ 6,447              $40,861            $47,308
Due after 3 months within 1 year.......................                  19,145                   47             19,192
Due after one but within five years....................                  53,331                2,612             55,943
Due after five years...................................                  13,928                1,511             15,439
                                                                         ------              -------          ---------
Total..................................................                 $92,851              $45,031           $137,882
Allowance for Loan Losses..............................                                                          (2,030)
                                                                                                              ---------
Total Loans Receivable, Net............................                                                        $135,852
                                                                                                               ========

Table 9 - Nonperforming Assets (in thousands)

     There are no nonperforming loans as of December 31, 1998. Management believes that the allowance for loan losses is adequate for the lending portfolio. Loan performance is reviewed regularly by external loan review specialists, loan officers, and senior management. When reasonable doubt exists concerning collectibility of interest or principal, the loan will be placed in nonaccrual status. Any interest previously accrued but not collected at that time will be reversed and charged against current earnings. As of December 31, 1998 there were no other interest bearing assets which required classification. Management is not aware of any recommendations by regulatory agencies, which, if implemented, would have a material impact on the Company's liquidity, capital or operations.

Table 10 - Loan Loss Experience(in thousands)

     The following is a summary of loan balances at the end of each period and their daily average balances, changes in the allowance for possible loan losses arising from loans charged off and recoveries on loans previously charged off, and additions to the allowance which have been expensed.

                                                                                             Year Ended
                                                                                          December 31, 1998
Loans:
  Average daily balance of loans for the year....................                             $60,299
  Amount of loans outstanding at end of period...................                             137,882

Allowance for loan losses:
  Balance at beginning of year...................................                                 7.5

  Additions to allowance charged to operations...................                               2,023
        Balance at end of year...................................                             2,030.5

Ratios:
  Net (recoveries) charge offs...................................                                   0
  Allowance for loan losses to loans outstanding at year end.....                               1.47%

Table 11 - Allocation of the Allowance for Loan Losses (in thousands)

     The allowance for loan losses is analyzed quarterly by management. In so doing, management assigns a portion of the allowance to the entire portfolio by type, and specific credits that have been identified as problem loans and reviews past loss experience. The local economy and particular concentrations are considered, as well as a number of other factors.

                                   Year ended December 31, 1998
                                                     % of each
                                                      category
                                      Allowance       to total
                                       Amount           loans
Commercial....................          $  871           42.9%
Real estate mortgages.........              57            2.8
Consumer......................             165            8.1
Unallocated...................             937           46.2
                                        ------          ------
  Total.......................          $2,030          100.0%
                                        ======          ======

     The above allocations are not intended to imply limitations on usage of the allowance. The entire allowance is available for any future loans without regard to loan type.

Table 12 - Securities Available for Sale Portfolio (in thousands)

                                                                          Year Ended
                                                                       December 31, 1998
U. S. Treasury and U.S. Government Agencies.....................           $27,007

     Excluding those holdings of the investment portfolio in U.S. Treasury and U.S. Government Agency Securities, there were no investments in securities of any one issuer which exceeded 10% of shareholders' equity.

Table 13 - Schedule of Maturities of Investment Securities and Weighted Average
           Yields

     The following is a schedule of maturities and their weighted average yield of each category of investment securities as of December 31, 1998.

                                                                                         Maturing
                                                                (Dollars in Thousands)
                                                                                                              Investments With
                            Due Within              One to              Five to               After             No Contractual
                             One Year             Five Years           Ten Years            Ten Years              Maturity
                      Estimated              Estimated             Estimated             Estimated             Estimated
                       Market      Avg.       Market     Avg.       Market     Avg.       Market    Avg.        Market    Avg.
                       Value       Yield      Value      Yield      Value      Yield      Value     Yield       Value     Yield
Available for Sale:
U.S. Treasury
and U.S.
Government
Agencies                 0          0%         26,002     5.85      1,005      6.00         0       0%            0       0%

Table 14 - Average Daily Deposits (in thousands)

     The following table sets forth the average deposit balances and the weighted average rates paid thereon.

                                      Average for the Year 1998
                                      Amount        Average Rate
Noninterest bearing demand........... $  8,991             0%
NOW accounts.........................   10,420           3.0
MMDA/Savings ........................   35,743           4.7
Time.................................   20,899           5.7
                                        ------           ---
   Total Deposits.................... $76,053            4.2%

Table 15 - Maturity Distribution of Time Deposits of $100,000 Or More

     The following table summarizes time deposits in amounts of $100,000 or more by time remaining until maturity as of December 31, 1998:

                                                                                     Amount
                     Three months or less.............................            $  7,700,408
                     Over 3 months through 6 months...................               3,858,566
                     Over 6 months through 1 year....................                3,675,228
                     Over 1 year......................................              11,855,896
                                                                                  ------------
                                                                                   $27,090,098
                                                                                  ============

     The Bank operates in a very competitive environment. Management monitors rates at other financial institutions in the area to ascertain that its rates are competitive with the market. Management also attempts to offer a wide variety of products to meets the needs of its customers. The Bank offers business and consumer checking accounts, regular and money market savings accounts, and certificates having many options in their terms.

Table 16 - Capital Resources (in thousands)

                                                     Tier 1
                                                     Leverage           Tier 1           Total Risk-Based
                                                      Ratio          Capital Ratio         Capital Ratio
Minimum regulatory requirement............                4%                 4%                  8%
Well capitalized regulatory level.........                5%                 6%                 10%
Consolidated..............................             11.8%              11.3%               12.4%
Bank......................................             11.2%              10.7%               11.9%

     The following table shows the amounts by which the Corporation's capital (on a consolidated basis) exceeds current regulatory requirements on a dollar amount basis:

                                                                                Total
                                                 Tier 1        Tier 1        Risk-based
                                                Leverage       Capital         Capital
                                                     (In Thousands of Dollars)
Capital balances at December 31, 1998
   Required regulatory capital.................. $ 6,676       $ 6,961       $ 13,923
   Capital in excess of regulatory minimums
     for capital adequacy....................... $12,931       $12,646        $ 7,714
                                                 -------       -------        -------
Actual capital balances......................... $19,607       $19,607        $21,637
                                                 =======       =======        =======

Table 17 - Asset/Liability Gap Position (in thousands)

                                                                     December 31, 1998
                                                   0-3            4-12             1-5             5+
                                                  Months          Months           Years           Years           Total
Interest earning assets:
  Short-term investments..................         $ 4,500        $  2,000        $      0        $      0       $   6,500
  Securities..............................               0               0          26,002           1,005          27,007
  Loans...................................          47,308          19,192          55,943          15,439         137,882

  Total interest earning assets...........          51,808          21,192          81,945          16,444         171,389

Interest bearing liabilities:
  Savings & NOW...........................          99,329               0               0               0          99,329
  Time....................................          10,177          15,486          23,448              31          49,142
  Total deposits..........................         109,506          15,486          23,448              31         148,471
  Other borrowings........................           2,000               0               0               0           2,000

   Total interest bearing liabilities.....         111,506          15,486          23,448              31         150,471

Rate sensitivity gap and ratios:
  Gap for period..........................         (59,698)          5,706          58,497          16,413          20,918
  Cumulative gap..........................         (59,698)        (53,992)          4,505          20,918
Percent of cumulative gap to
  total assets............................            (32%)           (29%)             2%             11%

                                   MANAGEMENT

Directors and Executive Officers

     The directors and executive officers of the Company and the Bank are as follows:

                                                                     Positions with               Positions with
                      Name                          Age              the Company                    the Bank
Benj. A. Smith, III............................      55        Chairman, Chief              Chairman and Director
                                                               Executive Officer and
                                                               Director

Philip J. Koning...............................      44        Secretary, Treasurer         President and Director
                                                               and Director

James L. Batts.................................      40        Director                     Director

G. Thomas Boylan...............................      76        Director                     Director

Jessie F. Dalman...............................      65        Director                     Director

Robert E. DenHerder............................      44        Director                     Director

Wayne J. Elhart................................      44        Director                     Director

Brian J. Hansen................................      50        Director                     Director

James L. Jurries...............................      57        Director                     Director

John F. Koetje.................................      63        Director                     Director

     The Company has a classified board of directors, with directors serving staggered three-year terms which expire at the relevant annual shareholders meeting. The terms of Messrs. Smith, Batts, Boylan and Elhart expire in 2000, the terms of Ms. Dalman and Messrs. Hansen and Koetje expire in 2001 and the terms of Messrs. Koning, DenHerder and Jurries expire in 2002. There are no family relationships between or among any of the directors or executive officers named above. The Company will maintain at least two independent directors on its board.

Committees of the Bank

     The Board of Directors of the Bank had six meetings in 1998. During 1998, each of the directors attended more than 75% of the combined aggregate number of Board meetings and meetings of Board committees on which each served. The Bank also has several committees, composed as follows: Loan Committee (Messrs. Smith, Koning, Boylan, DenHerder and Hansen); Investment Committee (Messrs. Smith, Koning and Boylan); and Audit Committee (Messrs. Elhart and Jurries and Ms. Dalman).

Experience of Directors and Executive Officers

     The experience and backgrounds of the directors and executive officers of the Company and the Bank are summarized below:

     Benj. A. Smith, III is the Chairman, Chief Executive Officer and a director of the Company and is also Chairman and a director of the Bank. Mr. Smith is an investment advisor and has served from 1992 to the present as the President of Smith & Associates Investment Management Services, an investment management firm located in Holland, Michigan. Prior to 1992, Mr. Smith gained 21 years of banking experience at FMB and its subsidiary FMB- First Michigan Bank of Zeeland, Michigan. During his employment at FMB he was responsible for the consolidation of the trust department and investment function under a registered investment advisor, the development and introduction of mutual funds at FMB, the establishment of a broker-dealer operation and the implementation of various employee compensation and stock ownership plans. From 1991 to 1992, Mr. Smith served as Chief Executive Officer of FMB- Financial Group, a wholly owned subsidiary of FMB, which was comprised of a life insurance subsidiary, a trust services bank, a registered broker-dealer and an investment advisory company. Mr. Smith earned a Bachelor of Science degree from Purdue University and a Master of Business Administration, Finance, from Indiana State University. Mr. Smith is a member of the Holland Chamber of Commerce, the Holland Better Business Bureau and the Holland Country Club.

     Philip J. Koning has served as President of the Bank since its inception in November, 1997, and serves as the Secretary and Treasurer of the Company and as a director of both the Company and the Bank. Mr. Koning was employed by Smith & Associates Investment Management Services prior to February 1998. Mr. Koning has over 23 years of commercial banking experience, most recently from 1984 to 1997 with First of America Bank in Holland, where he served as a Community Bank President. Mr. Koning earned a Bachelor of Science in Accounting from Grand Valley State University and a Masters of Business Administration, Finance, from the Seidman Graduate College at Grand Valley State University. Mr. Koning is Chairman of the Zeeland Board of Public Works and a member of the Rotary Club of Holland, the Zeeland Christian School Endowment Committee, HOMECOR (an agency enhancing neighborhoods through private initiative), the Evergreen Common Board of Directors, the Holland Economic Development Corporation Board of Directors, and the Windmill Advisory Committee.

     James L. Batts is a director of the Company and the Bank. Mr. Batts has been employed by Batts Inc., a manufacturer of coat hangers, since 1993, most recently as Vice President, International. Mr. Batts is a director of the West Ottawa Public Schools Foundation in Holland, Michigan. Mr. Batts was a director of the Zeeland Chamber of Commerce from 1991 to 1996, and served as President in 1996. Mr. Batts earned a Bachelor of Business Administration degree in Finance and a Masters in Business Administration from Western Michigan University.

     G. Thomas Boylan is a director of the Company and the Bank. Mr. Boylan is the President of Light Metals Corporation, a manufacturing company located in Wyoming, Michigan, where he has been employed since 1947.

     Jessie F. Dalman is a director of the Company and the Bank. Ms. Dalman previously served in the Michigan House of Representatives representing the 90th District (Holland). Ms. Dalman served as Minority Vice Chair of the Education Committee and as a member of the Judiciary Committee and the Colleges and Universities Committee. Prior to her election to the Michigan legislature, Ms. Dalman served for twelve years as an Ottawa County Commissioner representing Holland City and Park Township. Ms. Dalman earned a Bachelor of Arts degree in Business Administration from Michigan State University and a Master of Arts degree in Economics from the University of Michigan.

     Robert E. DenHerder is a director of the Company and the Bank. Mr. DenHerder is the President of Uniform Color Co., a company located in Holland, Michigan, which manufactures color concentrate for the plastics industry focusing on automotive suppliers. Mr. DenHerder has been employed at Uniform Color Co. since 1981. Mr. DenHerder is a member of the Society of Plastics Engineers, Ducks Unlimited and the Macatawa Area Coordinating Council.

     Wayne J. Elhart is a director of the Company and the Bank. Mr. Elhart has served since 1990 as the President of Elhart Pontiac GMC Jeep in Holland, Michigan. Mr. Elhart serves as the President of both the West Michigan

Pontiac Dealers Advertising Association and the Out of State Jeep Dealers Advertising Association. Mr. Elhart is a graduate of Northwood University where he earned a Bachelor of Business Administration Degree.

     Brian J. Hansen is a director of the Company and the Bank. Mr. Hansen is the President of Dew-El Portables, Inc., a company located in Holland, Michigan, which sells and leases modular buildings primarily to the school market, where he has been employed since 1992. From 1985 to the time he sold the Company in 1994, Mr. Hansen was the president for Dew-El Corporation, a company which sold products to the school market. Mr. Hansen is a former member of the Board of Directors of FMB-First Michigan Bank, Zeeland, Michigan. Mr. Hansen is a member of the Holland Jaycees, the past President of the Holland Chapter of Michigan Steelheaders and past President and an organizing member of Wildlife Unlimited, where he is currently chairman of its long range planning development committee for its outdoor learning center. Mr. Hansen has served on various committees at Our Lady of the Lake Church and is presently serving as the owner's representative to the architect/general contractor for the church's building program. Mr. Hansen is a member, and has served on the Board, of the Holland Country Club.

     James L. Jurries is a director of the Company and the Bank. Mr. Jurries has served since 1992 as President of Jurries Capital Management, Inc., a real estate, venture capital and investment company located in Holland, Michigan. From 1989 to 1992, Mr. Jurries owned and developed a ten-store Blockbuster Video franchise which he sold to Blockbuster Video in 1992. Mr. Jurries also worked as a commercial loan officer for seven years. Mr. Jurries earned a Bachelor of Arts in Economics from Hope College in Holland and a Master of Business Administration from the University of Michigan. Mr. Jurries is a former member of the Board of Advisors of First of America-West Michigan. Mr. Jurries is a past charter board member of Wildlife Unlimited. Currently, Mr. Jurries is a member of the National Board of Ruffed Grouse Society, the Holland Country Club, the Chamber of Commerce, and several ad hoc committees of religious, charitable, and municipal organizations in Holland, Michigan.

     John F. Koetje is a director of the Company and the Bank. Mr. Koetje is a partner in John F. Koetje and Associates, a West Michigan builder of residential and light commercial real estate and apartment complexes where he has been employed for 35 years. Mr. Koetje is Vice President of the Georgetown Township EDC Board and is a member of the Grand Rapids Home Builders Association and a member of the Hudsonville Christian School Society.

Director Compensation

     During 1998, directors of the Company and the Bank were not paid any cash compensation for Board of Directors meetings attended. Directors of the Company and the Bank were paid $150 per committee meeting attended. Directors are reimbursed for their out-of-pocket expenses for each meeting attended. During 1999, the directors of the Company and the Bank will receive an annual retainer of $4,000 and will be paid $500 per board meeting attended and $250 per committee meeting attended.

     Effective March 19, 1998, the Company awarded stock options to purchase 2,000 shares of common stock to each of Messrs. Smith, Batts, Boylan, Den Herder, Elhart, Hansen, Jurries and Koetje and Ms. Dalman. These stock options were granted pursuant to the 1998 Directors' Stock Option Plan, have an exercise price of $10.00 per share, are exercisable beginning March 19, 1999, and expire on March 19, 2008.

Executive Compensation

     The following table sets forth the annual and long-term compensation paid by the Company to its Chief Executive Officer and the President of the Bank. (collectively referred to as the "Named Executives") for services rendered to the Company during 1998, the Company's first full year of operations. No other executive officers of the Company or the Bank received annual compensation in excess of $100,000 during 1998.

                                              Summary Compensation Table
                                                                                                Long Term
                                                    Annual Compensation                        Compensation
                                                                             Other
                                                                             Annual             Securities           All Other
                                                                             Compen-            Underlying            Compen-
      Name and Principal Position          Year           Salary             sation ($)         Options(#)            sation
Benj. A. Smith, III.....................   1998            $32,500                0                31,000           $     0
     Chairman of the Board and
       Chief Executive Officer
Philip J. Koning........................   1998           $144,184                0                12,000           $ 3,020(1)
     President of the Bank
     Treasurer and Secretary

(1) Includes a $2,637 automobile allowance and life insurance premiums of $383 paid by the Company.

     Option Grants in 1998. Shown below is information on grants of stock options to the Named Executives pursuant to the Company's Stock Compensation Plan and the Company's 1998 Directors' Stock Option Plan (the "Option Plans").

                                                            Individual Grants
                                                                                                                    Potential
                                                                                                                    Realizable
                                                                                                                     Value at
                                                                                                                      Assumed
                                                                                                                   Annual Rates
                                                                                                                  of Stock Price
                              Number of             Percent of                                                     Appreciation
                             Securities            Total Options                                                    For Option
                             Underlying             Granted to           Exercise or                                 Term (3)
                               Options             Employees in          Base Price         Expiration
        Name                 Granted(1)                1998            (per share)(2)          Date                 5%        10%
Benj. A. Smith, III              2,000                 2.34%             $ 10.00           March 19, 2008        $12,578    $31,875
Benj. A. Smith, III              4,000                 4.67%             $ 10.00           January 25, 2008       25,156     63,750
Benj. A. Smith, III             25,000                29.20%             $ 16.50           Nov. 19, 2008         259,419    657,419
Philip J. Koning                 4,000                 4.67%             $ 10.00           January 25, 2008       25,156     63,750
Philip J. Koning                 5,000                 5.84%             $ 10.00           March 19, 2008         31,445     79,687
Philip J. Koning                 3,000                 3.50%             $ 16.50           Nov. 19, 2008          31,130     78,890

(1) Indicates number of shares which may be purchased pursuant to options granted under the Company's Stock Compensation Plan and 1998 Directors' Stock Option Plan as of December 31, 1998. Options may not be exercised in full or in part prior to the expiration of one year from the date of grant.
(2) The exercise price equals the prevailing market price of the Common Stock on the date of grant. The exercise price may be paid in cash, by the delivery of previously owned shares, through the withholding of shares otherwise issuable upon exercise or a combination thereof.
(3) These amounts are based on assumed rates of appreciation over the entire option period without any discount to present value. Actual gains, if any, on stock option exercises will be dependent on overall market conditions and on the future performance of the Company's Common Stock. There can be no assurance that the amounts reflected in this table will be realized.

     Year-End Options Values. Shown below is information with respect to unexercised options to purchase shares of the Company's Common Stock granted under the Option Plans to the Named Executives and held by them at December 31, 1998. None of the Named Executives exercised any stock options during 1998.

                                            Number of Shares Subject to             Value of Unexercised
                                            Unexercised Options Held               In-the-Money Options at
                                               at December 31, 1998                 December 31, 1998(1)
                                            ----------------------------        ---------------------------
Name                                        Exercisable    Unexercisable        Exercisable   Unexercisable
-----------------------------------------------------------------------------------------------------------
Benj. A. Smith III........................          0           31,000               $0         $ 31,500

Philip J. Koning..........................          0           12,000               $0         $ 47,250
-----------------------------------------------------------------------------------------------------------

(1) The value of unexercised options reflects the increase in market value of the Company's Common Stock from the date of grant through December 31, 1998 (when the closing price of the Company's Common Stock was $15.25 per share). Value actually realized upon exercise by the Named Executives will depend on the value of the Company's Common Stock at the time of exercise.

     Benefits. The Company provides group health and life insurance benefits and supplemental unemployment benefits to its regular employees, including executive officers. In January 1999, the Company implemented a 401(k) plan.

     Security Ownership of Management. The following table shows, as of February 1, 1999, the number of shares beneficially owned by each of the Named Executives identified in the executive compensation tables in this prospectus and by all Directors and Executive Officers as a group. Except as described in the notes following the table, the following persons have sole voting and dispositive power as to all of their respective shares.

                                                                    Amount and Nature of
Name                                                                Beneficial            Percent of
                                                                    Ownership(1)          Common Stock
-------------------------------------------------------------------------------------------------------
Benj. A. Smith, III...............................................   86,350                 3.5%

Philip J. Koning..................................................   25,500                 1.0%

All Executive Officers and Directors as a Group (10 persons)        394,600                 15.9%
-------------------------------------------------------------------------------------------------------

(1)      See Footnotes 1 and 3 under "Principal Shareholders."

                              CERTAIN TRANSACTIONS

Lease of Real Property

     The Bank leases its Holland office located at 106 E. 8th Street, Holland, Michigan 49423, from a corporation wholly owned by Benj. A. Smith, III, the Chairman and a director of the Company and the Bank. The terms of the lease were negotiated on an arm's-length basis. The Company believes that the rent and other terms reflect fair market value. See "Business -- Properties."

Banking Transactions

     The directors and officers of the Company and the Bank have had and are expected to have banking and other transactions with the Company and the Bank in the ordinary course of business. Related party loans totaled approximately $4,396,895 at December 31, 1998. All transactions between the Company and affiliated persons, including 5% shareholders, are and will be on terms no less favorable to the Company than could be obtained from independent third parties. Any loans and commitments to lend to such affiliated persons are and will be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated parties of similar creditworthiness.

Indemnification

     The Articles and Bylaws of the Company provide for the indemnification of directors and officers of the Company and the Bank, including reasonable legal fees, incurred by such directors and officers while acting for or on behalf of the Company or the Bank as a director or officer, subject to certain limitations. See "Description of Capital Stock -- Indemnification of Directors and Officers." The Company has purchased directors' and officers' liability insurance for directors and officers of the Company and the Bank.

Formation of Bank Holding Company

     On February 23, 1998, the Bank became a wholly owned subsidiary of the Company pursuant to a Consolidation Agreement filed with and approved by the Federal Reserve Board and the State of Michigan Financial Institutions Bureau. Pursuant to the Consolidation Agreement, each issued and outstanding share of common stock of the Bank was converted into 1.15 shares of Common Stock of the Company. Directors and executive officers of the Company and the Bank held an aggregate of 135,000 shares of common stock of the Bank and received in exchange for such shares an aggregate of 155,250 shares of Common Stock of the Company.

Subsequent Transactions

     All future material transactions between the Company and its affiliates will be entered into on terms that are no less favorable to the Company than those which can be obtained from unaffiliated third parties. Any such transactions, including any issuance of preferred stock, will be approved by a majority of the Company's independent directors who do not have an interest in the transaction and who have had access, at the Company's expense, to the Company's legal counsel.

                             PRINCIPAL SHAREHOLDERS

     The table below sets forth, as of February 1, 1999, certain information regarding the beneficial ownership of the Common Stock by: (i) each person who is known to the Company to be the beneficial owner of more than 5% of the Common Stock, (ii) each of the directors of the Company and (iii) all directors and executive officers of the Company as a group, both before and after giving effect to this Offering.

                                                                        Shares          Percent After      Percent After
                                 Common                               expected to       the Offering       the Offering
                                  Stock        Percent of Class      be Purchased        if 600,000        if 1,200,000
                              Beneficially       Prior to the           in the           Shares are         Shares are
Name and Address                 Owned(1)         Offering(1)        Offering(2)           Sold(1)            Sold(1)
Benj. A. Smith, III (3)
167 West 11th Street
Holland, MI 49423........          86,350           3.5%                40,175             4.2%                3.5%

Philip J. Koning(4)
227 101st Avenue
Zeeland, MI 49464........          25,500           1.0%                 8,250             1.1%                1.0%

James L. Batts
9097 Lake Shore Dr.
West Olive, MI 49460.....          13,500             *                  5,750              *                   *

G. Thomas Boylan
458 Maple Lane
Saugatuck, MI 49453......          73,750           3.0%                33,875             3.5%                3.0%

Jessie F. Dalman
450 Brecado Court
Holland, MI 49423........           7,000             *                  2,500              *                    *

Robert E. DenHerder
10836 Riley Street
Holland, MI 49424........          86,800           3.5%                40,400             4.2%                3.5%

Wayne J. Elhart(5)
2007 Lakeway Dr.
Holland, MI 49423........          24,250           1.0%                11,125             1.2%                1.0%

Brian J. Hansen
356 Cottage Lane
Holland, MI 49424........          35,000           1.4%                16,500             1.7%                1.4%

James L. Jurries(6)
444 Brecado Court
Holland, MI 49423........          38,000           1.5%                13,375             1.8%                1.5%

John F. Koetje
6724 36th Avenue
Hudsonville, MI 49426....          44,300           1.8%                21,150             2.2%                1.8%

All executive officers
and directors as a group
(10 people)..............         434,450          17.6%               193,100            20.4%               17.0%
----------------------
*Less than 1.0%

(1) Except as described in the following notes, each nominee and director owns the shares directly and has sole voting and investment power or shares voting and investment power with his or her spouse under joint ownership. Includes shares of common stock that are issuable under options exercisable within sixty (60) days. The share ownership of the following directors includes shares subject to options that are presently exercisable: Mr. DenHerder (6,000 shares), Mr. Jurries (2,000 shares), Mr. Koning (9,000 shares), Mr. Batts (2,000 shares), Mr. Boylan (6,000 shares), Mr. Elhart (2,000 shares), Mr. Smith (6,000 shares), Ms. Dalman (2,000 shares), Mr. Koetje (2,000 shares) and Mr. Hansen (2,000 shares).

(2) Based upon the number of shares of Common Stock that the persons indicated have informed the Company that they intend to purchase in this Offering.

(3) Includes 15,900 shares owned by Mr. Smith's spouse. Includes 43,250 shares held in a trust for the benefit of Mr. Smith's spouse. Does not include 25,000 shares subject to options which are not exercisable within 60 days.

(4) Does not include 3,000 shares subject to options which are not exercisable within 60 days.

(5)      Includes 5,000 shares owned by Mr. Elhart's spouse.

(6) Includes 27,750 shares held in trusts for the benefit of Mr. Jurries' children and parents for which Mr. Jurries shares investment and voting power.

                           SUPERVISION AND REGULATION

     The following is a summary of certain statutes and regulations affecting the Company and the Bank. This summary is qualified in its entirety by such statutes and regulations. A change in applicable laws or regulations may have a material effect on the Company, the Bank and the business of the Company and the Bank.

General

     Financial institutions and their holding companies are extensively regulated under federal and state law. Consequently, the growth and earnings performance of the Company and the Bank can be affected not only by management decisions and general economic conditions, but also by the statutes administered by, and the regulations and policies of, various governmental regulatory authorities. Those authorities include, but are not limited to, the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the FDIC, the Commissioner of the Michigan Financial Institutions Bureau ("Commissioner"), the Internal Revenue Service, and state taxing authorities. The effect of such statutes, regulations and policies can be significant, and cannot be predicted with a high degree of certainty.

     Federal and state laws and regulations generally applicable to financial institutions and their holding companies regulate, among other things, the scope of business, investments, reserves against deposits, capital levels relative to operations, lending activities and practices, the nature and amount of collateral for loans, the establishment of branches, mergers, consolidations and dividends. The system of supervision and regulation applicable to the Company and the Bank establishes a comprehensive framework for their respective operations and is intended primarily for the protection of the FDIC's deposit insurance funds, the depositors of the Bank, and the public, rather than shareholders of the Bank or the Company.

     Federal law and regulations establish supervisory standards applicable to the lending activities of the Bank, including internal controls, credit underwriting, loan documentation and loan-to-value ratios for loans secured by real property.

The Company

     General. The Company is a bank holding company and, as such, is registered with, and subject to regulation by, the Federal Reserve Board under the Bank Holding Company Act, as amended (the "BHCA"). Under the BHCA, the Company is subject to periodic examination by the Federal Reserve Board, and is required to file with the Federal Reserve Board periodic reports of its operations and such additional information as the Federal Reserve Board may require.

     In accordance with Federal Reserve Board policy, the Company is expected to act as a source of financial strength to the Bank and to commit resources to support the Bank in circumstances where the Company might not do so absent such policy. In addition, if the Commissioner deems the Bank's capital to be impaired, the Commissioner may require the Bank to restore its capital by a special assessment upon the Company as the Bank's sole shareholder. If the Company were to fail to pay any such assessment, the directors of the Bank would be required, under Michigan law, to sell the shares of the Bank's stock owned by the Company to the highest bidder at either a public or private auction and use the proceeds of the sale to restore the Bank's capital.

     Investments and Activities. In general, any direct or indirect acquisition by the Company of any voting shares of any bank which would result in the Company's direct or indirect ownership or control of more than 5% of any class of voting shares of such bank, and any merger or consolidation of the Company with another bank company, will require the prior written approval of the Federal Reserve Board under the BHCA. In acting on such applications, the Federal Reserve Board must consider various statutory factors, including among others, the effect of the proposed transaction on competition in relevant geographic and product markets, and each party's financial condition, managerial resources, and record of performance under the Community Reinvestment Act. Effective September 29, 1995, bank holding companies may acquire banks located in any state in the United States without regard to geographic restrictions or reciprocity requirements imposed by state law, but subject to certain conditions, including limitations on the aggregate amount of deposits that may be held by the acquiring company and all of its insured depository institution affiliates.

     The merger or consolidation of an existing bank subsidiary of the Company with another bank, or the acquisition by such a subsidiary of assets of another bank, or the assumption of liability by such a subsidiary to pay any deposits in another bank, will require the prior written approval of the responsible Federal depository institution regulatory agency under the Bank Merger Act, based upon a consideration of statutory factors similar to those outlined above with respect to the BHCA. In addition, in certain such cases an application to, and the prior approval of, the Federal Reserve Board under the BHCA and/or the Commissioner under the Michigan Banking Code, may be required.

     With certain limited exceptions, the BHCA prohibits any bank company from engaging, either directly or indirectly through a subsidiary, in any activity other than managing or controlling banks unless the proposed non-banking activity is one that the Federal Reserve Board has determined to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Under current Federal Reserve Board regulations, such permissible non-banking activities include such things as mortgage banking, equipment leasing, securities brokerage, and consumer and commercial finance company operations. As a result of recent amendments to the BHCA, well- capitalized and well-managed bank holding companies may engage de novo in certain types of non-banking activities without prior notice to, or approval of, the Federal Reserve Board, provided that written notice of the new activity is given to the Federal Reserve Board within 10 business days after the activity is commenced. If a bank company wishes to engage in a non-banking activity by acquiring a going concern, prior notice and/or prior approval will be required, depending upon the activities in which the company to be acquired is engaged, the size of the company to be acquired and the financial and managerial condition of the acquiring bank company.

     In evaluating a proposal to engage (either de novo or through the acquisition of a going concern) in a non-banking activity, the Federal Reserve Board will consider various factors, including among others the financial and managerial resources of the bank company, and the relative public benefits and adverse effects which may be expected to result from the performance of the activity by an affiliate of the bank company. The Federal Reserve Board may apply different standards to activities proposed to be commenced de novo and activities commenced by acquisition, in whole or in part, of a going concern.

     Capital Requirements. The Federal Reserve Board uses capital adequacy guidelines in its examination and regulation of bank holding companies. If capital falls below minimum guidelines, a bank company may, among other things, be denied approval to acquire or establish additional banks or non-bank businesses.

     The Federal Reserve Board's capital guidelines establish the following minimum regulatory capital requirements for bank holding companies: (i) a leverage capital requirement expressed as a percentage of total assets, and (ii) a risk-based requirement expressed as a percentage of total risk-weighted assets. The leverage capital requirement consists of a minimum ratio of Tier 1 capital (which consists principally of shareholders' equity) to total assets of 3% for the most highly rated companies, with minimum requirements of 4% to 5% for all others. The risk- based requirement consists of a minimum ratio of total capital to total risk-weighted assets of 8%, of which at least one-half must be Tier 1 capital.

     The risk-based and leverage standards presently used by the Federal Reserve Board are minimum requirements, and higher capital levels will be required if warranted by the particular circumstances or risk profiles of individual banking organizations. For example, Federal Reserve Board regulations provide that additional capital may be required to take adequate account of, among other things, interest rate risk and the risks posed by concentrations of credit, nontraditional activities or securities trading activities. Further, any banking organization experiencing or anticipating significant growth would be expected to maintain capital ratios, including tangible capital positions (i.e., Tier 1 capital less all intangible assets), well above the minimum levels. The Federal Reserve Board has not advised the Company of any specific minimum Tier 1 Capital leverage ratio applicable to it.

     Dividends. The Company is a corporation separate and distinct from the Bank. Most of the Company's revenues will be received by it in the form of dividends, if any, paid by the Bank. Thus, the Company's ability to pay dividends to its shareholders will indirectly be limited by statutory restrictions on its ability to pay dividends. See "Supervision and Regulation - the Bank - Dividends." Further, the Federal Reserve Board has issued a policy statement on the payment of cash dividends by bank holding companies. In the policy statement, the Federal Reserve Board expressed its view that a bank company experiencing earnings weaknesses should not pay cash dividends exceeding its net income or which can only be funded in ways that weakened the bank company's financial health, such as by borrowing. Additionally, the Federal Reserve Board possesses enforcement powers over bank holding companies and their non-bank subsidiaries to prevent or remedy actions that represent unsafe or unsound practices or violations of applicable statutes and regulations. Among these powers is the ability to proscribe the payment of dividends by banks and bank holding companies. Similar enforcement powers over the Bank are possessed by the FDIC. The "prompt corrective action" provisions of federal law and regulation authorizes the Federal Reserve Board to restrict the payment of dividends by the Company for an insured bank which fails to meet specified capital levels.

     In addition to the restrictions on dividends imposed by the Federal Reserve Board, the Michigan Business Corporation Act provides that dividends may be legally declared or paid only if after the distribution a corporation, such as the Company, can pay its debts as they come due in the usual course of business and its total assets equal or exceed the sum of its liabilities plus the amount that would be needed to satisfy the preferential rights upon dissolution of any holders of preferred stock whose preferential rights are superior to those receiving the distribution. The Company is authorized to issue preferred stock but it has no current plans to issue any such preferred stock.

The Bank

     General. The Bank is a Michigan banking corporation and its deposit accounts are insured by the Bank Insurance Fund (the "BIF") of the FDIC. As a BIF-insured Michigan chartered bank, the Bank is subject to the examination, supervision, reporting and enforcement requirements of the Commissioner, as the chartering authority for Michigan banks, and the FDIC, as administrator of the BIF. These agencies and the federal and state laws applicable to the Bank and its operations, extensively regulate various aspects of the banking business including, among other things, permissible types and amounts of loans, investments and other activities, capital adequacy, branching, interest rates on loans and on deposits, the maintenance of non-interest bearing reserves on deposit accounts, and the safety and soundness of banking practices.

     Deposit Insurance. As an FDIC-insured institution, the Bank is required to pay deposit insurance premium assessments to the FDIC. The FDIC has adopted a risk-based assessment system under which all insured depository institutions are placed into one of nine categories and assessed insurance premiums, based upon their respective levels of capital and results of supervisory evaluation. Institutions classified as well-capitalized (as defined by the FDIC) and considered healthy pay the lowest premium while institutions that are less than adequately capitalized (as defined by the FDIC) and considered of substantial supervisory concern pay the highest premium. Risk classification of all insured institutions is made by the FDIC for each semi-annual assessment period.

     The Federal Deposit Insurance Act ("FDIA") requires the FDIC to establish assessment rates at levels which will maintain the Deposit Insurance Fund at a mandated reserve ratio of not less than 1.25% of estimated insured deposits. Accordingly, the FDIC established the schedule of BIF insurance assessments for the first semi-annual assessment period of 1998, ranging from 0% of deposits for institutions in the lowest risk category to .27% of deposits for institutions in the highest risk category.

     The FDIC may terminate the deposit insurance of any insured depository institution if the FDIC determines, after a hearing, that the institution or its directors have engaged or are engaging in unsafe or unsound practices, or have violated any applicable law, regulation, order, or any condition imposed in writing by, or written agreement with, the FDIC, or if the institution is in an unsafe or unsound condition to continue operations. The FDIC may also suspend deposit insurance temporarily during the hearing process for a permanent termination of insurance if the institution has no tangible capital.

     Commissioner Assessments. Michigan banks are required to pay supervisory fees to the Commissioner to fund the operations of the Commissioner. The amount of supervisory fees paid by a bank is based upon the bank's total assets, as reported to the Commissioner.

     FICO Assessments. Pursuant to federal legislation enacted September 30, 1996, the Bank, as a member of the BIF, is subject to assessments to cover the payments on outstanding obligations of the Financing Corporation ("FICO"). FICO was created in 1987 to finance the recapitalization of the Federal Savings and Loan Insurance Corporation, the predecessor to the FDIC's Savings Association Insurance Fund (the "SAIF") which insures the deposits of thrift institutions. Until January 1, 2000, the FICO assessments made against BIF members may not exceed 20% of the amount of FICO assessments made against SAIF members. Currently, SAIF members pay FICO assessments at a rate equal to approximately 0.063% of deposits while BIF members pay FICO assessments at a rate equal to approximately

0.013% of deposits. Between January 1, 2000 and the maturity of the outstanding FICO obligations in 2019, BIF members and SAIF members will share the cost of the interest on the FICO bonds on a pro rata basis. It is estimated that FICO assessments during this period will be less than 0.025% of deposits

     Capital Requirements. The FDIC has established the following minimum capital standards for state-chartered, FDIC-insured non-member banks, such as the Bank: a leverage requirement consisting of a minimum ratio of Tier 1 capital to total assets of 3% for the most highly-rated banks with minimum requirements of 4% to 5% for all others, and a risk-based capital requirement consisting of a minimum ratio of total capital to total risk-weighted assets of 8%, at least one-half of which must be Tier 1 capital. Tier 1 capital consists principally of shareholders' equity. These capital requirements are minimum requirements. Higher capital levels will be required if warranted by the particular circumstances or risk profiles of individual institutions. For example, FDIC regulations provide that higher capital may be required to take adequate account of, among other things, interest rate risk and the risks posed by concentrations of credit, nontraditional activities or securities trading activities. As a condition to regulatory approval of the Bank's formation, the Bank was required to have an initial capitalization sufficient to provide a ratio of Tier 1 capital to total estimated assets of at least 8% at the end of the third year of operation.

     Federal law provides the federal banking regulators with broad power to take prompt corrective action to resolve the problems of undercapitalized institutions. The extent of the regulators' powers depends on whether the institution in question is "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," or "critically undercapitalized." Federal regulations define these capital categories as follows:

                                           Total                  Tier 1
                                           Risk-Based             Risk-Based
                                           Capital Ratio          Capital Ratio           Leverage Ratio
Well capitalized                           10% or above           6% or above             5% or above
Adequately capitalized                      8% or above           4% or above             4% or above
Undercapitalized                           Less than 8%           Less than 4%            Less than 4%
Significantly undercapitalized             Less than 6%           Less than 3%            Less than 3%
Critically undercapitalized                     --                     --                 A ratio of tangible
                                                                                          equity to total assets
                                                                                          of 2% or less

     Depending upon the capital category to which an institution is assigned, the regulators' corrective powers include: requiring the submission of a capital restoration plan; placing limits on asset growth and restrictions on activities; requiring the institution to issue additional capital stock (including additional voting stock) or to be acquired; restricting transactions with affiliates; restricting the interest rate the institution may pay on deposits; ordering a new election of directors of the institution; requiring that senior executive officers or directors be dismissed; prohibiting the institution from accepting deposits from correspondent banks; requiring the institution to divest certain subsidiaries; prohibiting the payment of principal or interest on subordinated debt; and ultimately, appointing a receiver for the institution.

     In general, a depository institution may be reclassified to a lower category than is indicated by its capital levels if the appropriate federal depository institution regulatory agency determines the institution to be otherwise in an unsafe or unsound condition or to be engaged in an unsafe or unsound practice. This could include a failure by the institution, following receipt of a less-than-satisfactory rating on its most recent examination report, to correct the deficiency.

     Dividends. Under Michigan law, the Bank is restricted as to the maximum amount of dividends it may pay on its common stock. The Bank may not pay dividends except out of net profits after deducting its losses and bad debts. A Michigan state bank may not declare or pay a dividend unless the bank will have a surplus amounting to at least 20% of its capital after the payment of the dividend. If the Bank has a surplus less than the amount of its capital, it may not declare or pay any dividend until an amount equal to at least 10% of net profits for the preceding one-half year (in the case of quarterly or semi-annual dividends) or full-year (in the case of annual dividends) has been transferred to surplus. A Michigan state bank may, with the approval of the Commissioner, by vote of shareholders owning 2/3 of the stock eligible to vote increase its capital stock by a declaration of a stock dividend, provided that after the increase the bank's surplus equals at least 20% of its capital stock, as increased. The Bank may not declare or pay any dividend until the cumulative dividends on preferred stock (should any such stock be issued and outstanding) have been paid in full. The Bank's Articles of Incorporation do not authorize the issuance of preferred stock and there are no current plans to seek such authorization.

     Federal law generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its company if the depository institution would thereafter be undercapitalized. The FDIC may prevent an insured bank from paying dividends if the bank is in default of payment of any assessment due to the FDIC. In addition, the FDIC may prohibit the payment of dividends by the Bank, if such payment is determined, by reason of the financial condition of the Bank, to be an unsafe and unsound banking practice.

     Insider Transactions. The Bank is subject to certain restrictions imposed by the Federal Reserve Act on any extensions of credit to the Company or its subsidiaries, on investments in the stock or other securities of the Company or its subsidiaries and the acceptance of the stock or other securities of the Company or its subsidiaries as collateral for loans. Certain limitations and reporting requirements are also placed on extensions of credit by the Bank to its directors and officers, to directors and officers of the Company and its subsidiaries, to principal shareholders of the Company, and to "related interests" of such directors, officers and principal shareholders. In addition, federal law and regulations may affect the terms upon which any person becoming a director or officer of the Company or one of its subsidiaries or a principal shareholder of the Company may obtain credit from banks with which the Bank maintains a correspondent relationship.

     Safety and Soundness Standards. The federal banking agencies have adopted guidelines to promote the safety and soundness of federally insured depository institutions. These guidelines establish standards for internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, fees and benefits, asset quality and earnings. In general, the guidelines prescribe the goals to be achieved in each area, and each institution will be responsible for establishing its own procedures to achieve those goals. If an institution fails to comply with any of the standards set forth in the guidelines, the institution's primary federal regulator may require the institution to submit a plan for achieving and maintaining compliance. The preamble to the guidelines states that the agencies expect to require a compliance plan from an institution whose failure to meet one or more of the standards is of such severity that it could threaten the safe and sound operation of the institution. Failure to submit an acceptable compliance plan , or failure to adhere to a compliance plan that has been accepted by the appropriate regulator, would constitute grounds for further enforcement action.

     State Bank Activities. Under federal law and FDIC regulations, FDIC-insured state banks are prohibited, subject to certain exceptions, from making or retaining equity investments of a type, or in an amount, that are not permissible for a national bank. Federal law, as implemented by FDIC regulations, also prohibits FDIC-insured state banks and their subsidiaries, subject to certain exceptions, from engaging as principal in any activity that is not permitted for a national bank or its subsidiary, respectively, unless the bank meets, and continues to meet, its minimum regulatory capital requirements and the FDIC determines the activity would not pose a significant risk to the deposit insurance fund of which the bank is a member. Impermissible investments and activities must be divested or discontinued within certain time frames set by the FDIC in accordance with federal law. These restrictions are not currently expected to have a material impact on the operations of the Bank.

     Consumer Protection Laws. The Bank's business includes making a variety of types of loans to individuals. In making these loans, the Bank is subject to State usury and regulatory laws and to various federal statutes, such as the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, and the Home Mortgage Disclosure Act, and the regulations promulgated thereunder, which prohibit discrimination, specify disclosures to be made to borrowers regarding credit and settlement costs, and regulate the mortgage loan servicing activities of the Bank, including the maintenance and operation of escrow accounts and the transfer of mortgage loan servicing. In receiving deposits, the Bank is subject to extensive regulation under State and federal law and regulations, including the Truth in Savings Act, the Expedited Funds Availability Act, the Bank Secrecy Act, the Electronic Funds Transfer Act, and the Federal Deposit Insurance Act. Violation of these laws could result in the imposition of significant damages and fines upon the Bank and its directors and officers.

     Branching Authority. Michigan banks, such as the Bank, have the authority under Michigan law to establish branches anywhere in the State of Michigan, subject to receipt of all required regulatory approvals (including the approval of the Commissioner and the FDIC).

     Effective June 1, 1997 (or earlier if expressly authorized by applicable state law), the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "IBBEA") allows banks to establish interstate branch networks through acquisitions of other banks, subject to certain conditions, including certain limitations on the aggregate amount of deposits that may be held by the surviving bank and all of its insured depository institution affiliates. The establishment of de novo interstate branches or the acquisition of individual branches of a bank in another state (rather than the acquisition of an out-of-state bank in its entirety) is allowed by IBBEA only if specifically authorized by state law. The legislation allowed individual states to "opt-out" of interstate branching authority by enacting appropriate legislation prior to June 1, 1997.

     Michigan did not opt out of IBBEA, and now permits both U.S. and non-U.S. banks to establish branch offices in Michigan. The Michigan Banking Code permits, in appropriate circumstances and with the approval of the Commissioner,
(i) the acquisition of all or substantially all of the assets of a Michigan-chartered bank by an FDIC- insured bank, savings bank, or savings and loan association located in another state, (ii) the acquisition by a Michigan-chartered bank of all or substantially all of the assets of an FDIC-insured bank, savings bank or savings and loan association located in another state,
(iii) the consolidation of one or more Michigan-chartered banks and FDIC-insured banks, savings banks or savings and loan associations located in other states having laws permitting such consolidation, with the resulting organization chartered by Michigan, (iv) the establishment by a foreign bank, which has not previously designated any other state as its home state under the International Banking Act of 1978, of branches located in Michigan, and (v) the establishment or acquisition of branches in Michigan by FDIC-insured banks located in other states, the District of Columbia or U.S. territories or protectorates having laws permitting Michigan-chartered banks to establish branches in such jurisdiction. Further, the Michigan Banking Code permits, upon written notice to the Commissioner, (i) the acquisition by a Michigan-chartered bank of one or more branches (not comprising all or substantially all of the assets) of an FDIC-insured bank, savings bank or savings and loan association located in another state, the District of Columbia, or a U.S. territory or protectorate,
(ii) the establishment by Michigan-chartered banks of branches located in other states, the District of Columbia, or U.S. territories or protectorates, and
(iii) the consolidation of one or more Michigan-chartered banks and FDIC-insured banks, savings banks or savings and loan associations located in other states, with the resulting organization chartered by one of such other states.

                          DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital stock consists of 9,500,000 shares of Common Stock and 500,000 shares of preferred stock, no par value (the "Preferred Stock"). As of the date of this Prospectus, there were 2,435,125 shares of Common Stock issued and outstanding. No shares of Preferred Stock have been issued by the Company.

     Michigan law allows the Company's Board of Directors to issue additional shares of stock up to the total amount of Common Stock and Preferred Stock authorized without obtaining the prior approval of the shareholders. Macatawa Bank is the transfer agent for the Common Stock.

Common Stock

     Dividend Rights. Subject to any prior rights of holders of Preferred Stock then outstanding, the holders of the Common Stock will be entitled to dividends when, as and if declared by the Company's Board of Directors out of funds legally available therefor. Under Michigan law, dividends may be legally declared or paid only if after the distribution the corporation can pay its debts as they come due in the usual course of business and the corporation's total assets equal or exceed the sum of its liabilities plus the amount that would be needed to satisfy the preferential rights upon dissolution of any holders of Preferred Stock then outstanding whose preferential rights are superior to those receiving the distribution. See "Supervision and Regulation -- The Bank -- Dividends."

     Funds for the payment of dividends by the Company are expected to be obtained primarily from dividends of the Bank. There can be no assurance that the Company will have funds available for dividends, or that if they are available, that dividends will be declared by the Company's Board of Directors. As the Bank is not expected to be profitable during its start up period, the Company does not expect to be in a position to declare dividends at any time in the near future.

     Voting Rights. Subject to the rights, if any, of holders of shares of Preferred Stock then outstanding, all voting rights are vested in the holders of shares of Common Stock. Each share of Common Stock entitles the holder thereof to one vote on all matters, including the election of directors. Shareholders of the Company do not have cumulative voting rights.

     Preemptive Rights. Holders of Common Stock do not have preemptive rights.

     Liquidation Rights. Subject to any rights of any Preferred Stock then outstanding, holders of Common Stock are entitled to share on a pro rata basis in the net assets of the Company which remain after satisfaction of all liabilities.

     Reports to Shareholders. The Company will furnish its shareholders with annual reports containing audited financial information and, for the first three quarters of each fiscal year, quarterly reports containing unaudited financial information. See "Available Information."

     Shares Available for Issuance. The availability for issuance of a substantial number of shares of Common Stock and Preferred Stock at the discretion of the Board of Directors will provide the Company with the flexibility to take advantage of opportunities to issue such stock in order to obtain capital, as consideration for possible acquisitions and for other purposes (including, without limitation, the issuance of additional shares through stock splits and stock dividends in appropriate circumstances). There are, at present, no plans, understandings, agreements or arrangements concerning the issuance of additional shares of the Company capital stock, except for the shares of Common Stock reserved for issuance under the Company's stock compensation and stock option plans.

     Uncommitted authorized but unissued shares of Common Stock may be issued from time to time to such persons and for such consideration as the Board of Directors of the Company may determine and holders of the then outstanding shares of Common Stock may or may not be given the opportunity to vote thereon, depending upon the nature of any such transactions, applicable law and the judgment of the Board of Directors of the Company regarding the submission of such issuance to the Company's shareholders. As noted, the Company's shareholders will have no preemptive rights to subscribe to newly issued shares.

     Moreover, it will be possible that additional shares of Common Stock would be issued for the purpose of making an acquisition by an unwanted suitor of a controlling interest in the Company more difficult, time consuming or costly or would otherwise discourage an attempt to acquire control of the Company. Under such circumstances, the availability of authorized and unissued shares of Common Stock may make it more difficult for shareholders to obtain a premium for their shares. Such authorized and unissued shares could be used to create voting or other impediments or to frustrate a person seeking to obtain control of the Company by means of a merger, tender offer, proxy contest or other means. Such shares could be privately placed with purchasers who might cooperate with the Board of Directors of the Company in opposing such an attempt by a third party to gain control of the Company. The issuance of new shares of Common Stock could also be used to dilute ownership of a person or entity seeking to obtain control of the Company. Although the Company does not currently contemplate taking any such action, shares of Company capital stock could be issued for the purposes and effects described above, and the Board of Directors reserves its rights (if consistent with its fiduciary responsibilities) to issue such stock for such purposes.

Preferred Stock

     The Board of Directors of the Company is authorized to issue Preferred Stock, in one or more series, from time to time, with such voting powers, full or limited, or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as may be provided in the resolution or resolutions adopted by the Board of Directors. The authority of the Board of Directors includes, but is not limited to, the determination or fixing of the following with respect to shares of such class or any series thereof: (i) the number of shares and designation of such series; (ii) the dividend rate and whether dividends are to be cumulative; (iii) whether shares are to be redeemable, and, if so, whether redeemable for cash, property or rights; (iv) the rights to which the holders of shares shall be entitled, and the preferences, if any, over any other series; (v) whether the shares shall be subject to the operation of a purchase, retirement or sinking fund, and, if so, upon what conditions; (vi) whether the shares shall be convertible into or exchangeable for shares of any other class or of any other series of any class of capital stock and the terms and conditions of such conversion or exchange;
(vii) the voting powers, full or limited, if any, of the shares; (viii) whether the issuance of any additional shares, or of any shares of any other series, shall be subject to restrictions as to issuance, or as to the powers, preferences or rights of any such other series; and (ix) any other preferences, privileges and powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions. The Board of Directors, without stockholder approval, can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the Common Stock.

Anti-Takeover Provisions

     In addition to the utilization of authorized but unissued shares as described above, the Company's Articles and the Michigan Business Corporation Act (the "MBCA") contain other provisions which could be utilized by Company to impede certain efforts to acquire control of the Company. Those provisions include the following:

     Control Share Act. The MBCA contains provisions intended to protect shareholders and prohibit or discourage certain types of hostile takeover activities. These provisions regulate the acquisition of "control shares" of large public Michigan corporations (the "Control Share Act").

     The Control Share Act establishes procedures governing "control share acquisitions." A control share acquisition is defined as an acquisition of shares by an acquirer which, when combined with other shares held by that person or entity, would give the acquirer voting power at or above any of the following thresholds: 20%, 33-1/3% or 50%. Under the Control Share Act, an acquirer may not vote "control shares" unless the corporation's disinterested shareholders vote to confer voting rights on the control shares. The acquiring person, officers of the target corporation, and directors of the target corporation who are also employees of the corporation are precluded from voting on the issue of whether the control shares shall be accorded voting rights. The Control Share Act does not affect the voting rights of shares owned by an acquiring person prior to the control share acquisition.

     The Control Share Act entitles corporations to redeem control shares from the acquiring person under certain circumstances. In other cases, the Control Share Act confers dissenters' rights upon all of a corporation's shareholders except the acquiring person.

     The Control Share Act applies only to an "issuing public corporation." The Company falls within the statutory definition of an "issuing public corporation." The Control Share Act automatically applies to any "issuing public corporation" unless the corporation "opts out" of the statute by so providing in its articles of incorporation or bylaws. The Company has not "opted out" of the Control Share Act.

     Fair Price Act. Certain provisions of the MBCA (the "Fair Price Act") establish a statutory scheme similar to the supermajority and fair price provisions found in many corporate charters. The Fair Price Act provides that a supermajority vote of 90% of the shareholders and no less than two-thirds of the votes of non-interested shareholders must approve a "business combination." The Fair Price Act defines a "business combination" to encompass any merger, consolidation, share exchange, sale of assets, stock issue, liquidation, or reclassification of securities involving an "interested shareholder" or certain "affiliates." An "interested shareholder" is generally any person who owns 10% or more of the outstanding voting shares of the company. An "affiliate" is a person who directly or indirectly controls, is controlled by, or is under common control with a specified person.

     The supermajority vote required by the Fair Price Act does not apply to business combinations that satisfy certain conditions. These conditions include, among others, that: (i) the purchase price to be paid for the shares of the company is at least equal to the greater of (a) the market value of the shares or (b) the highest per share price paid by the interested shareholder within the preceding two-year period or in the transaction in which the shareholder became an interested shareholder, whichever is higher; and (ii) once a person has become an interested shareholder, the person must not become the beneficial owner of any additional shares of the company except as part of the transaction which resulted in the interested shareholder becoming an interested shareholder or by virtue of proportionate stock splits or stock dividends.

     The requirements of the Fair Price Act do not apply to business combinations with an interested shareholder that the Board of Directors has approved or exempted from the requirements of the Fair Price Act by resolution at any time prior to the time that the interested shareholder first became an interested shareholder.

     Classified Board. The Board of Directors of the Company is classified into three classes, with each class serving a staggered, three-year term. Classification of the Board could have the effect of extending the time during which the existing Board of Directors could control the operating policies of Company even though opposed by the holders of a majority of the outstanding shares of Common Stock.

     Under the Company's Articles, all nominations for directors by a shareholder must be delivered to the Company in writing at least 60, but not more than 90, days prior to the annual meeting of the shareholders. A nomination that is not received within this period will not be placed on the ballot. The Board believes that advance notice of nominations by shareholders will afford a meaningful opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board of Directors, will provide an opportunity to inform shareholders about such qualifications. Although this nomination procedure does not give the Board of Directors any power to approve or disapprove of shareholder nominations for the election of directors, this nomination procedure may have the effect of precluding a nomination for the election of directors at a particular annual meeting if the proper procedures are not followed.

     The Company's Articles provide that any one or more directors may be removed at any time, with or without cause, but only by either: (i) the affirmative vote of a majority of "Continuing Directors" and at least 80% of the directors; or (ii) the affirmative vote, at a meeting of the shareholders called for that purpose, of the holders of at least 80% of the voting power of the then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class. A "Continuing Director" is generally defined in the Articles as any member of the Board who is unaffiliated with any "interested shareholder" (generally, an owner of 10% or more of the Company's outstanding voting shares) and was a member of the Board prior to the time an interested shareholder became an interested shareholder, and any successor of a Continuing Director who is unaffiliated with an interested shareholder and is recommended to succeed a Continuing Director by a majority of the Continuing Directors then on the Board.

     Any vacancies in the Board of Directors for any reason, and any newly created directorships resulting from any increase in the number of directors, may be filled only by the Board of Directors, acting by an affirmative vote of a majority of the Continuing Directors and an 80% majority of all of the directors then in office, although less than a quorum. Any directors so chosen shall hold office until the next annual meeting of shareholders at which directors are elected to the class to which such a director was named and until their respective successors shall be duly elected and qualified or their resignation or removal. No decrease in the number of directors may shorten the term of any incumbent director.

     Notice of Shareholder Proposals. Under the Company's Articles, the only business that may be conducted at an annual or special meeting of shareholders is business that has been brought before the meeting by or at the direction of the majority of the directors or by a shareholder of the Company: (i) who provides timely notice of the proposal in writing to the secretary of the Company and the proposal is a proper subject for action by shareholders under Michigan law or (ii) whose proposal is included in the Company's proxy materials in compliance with all the requirements set forth in the applicable rules and regulations of the Securities and Exchange Commission. To be timely, a shareholder's notice of proposal must be delivered to, or mailed to and received at the principal executive offices of the Company not less than 60 days prior to the date of the originally scheduled annual meeting regardless of any postponements, deferrals or adjournments of that meeting to a later date. With respect to special meetings, notice must be received by the Company not more than 10 days after the Company mails notice of the special meeting. The shareholder's notice of proposal must set forth in writing each matter the shareholder proposes to bring before the meeting including: (i) the name and address of the shareholder submitting the proposal, as it appears on the Company's books and records; (ii) a representation that the shareholder: (a) is a holder of record of stock of the Company entitled to vote at the meeting, (b) will continue to hold such stock through the date on which the meeting is held, and (c) intends to vote in person or by proxy at the meeting and to submit the proposal for shareholder vote; (iii) a brief description of the proposal desired to be submitted to the meeting for shareholder vote and the reasons for conducting such business at the meeting; and (iv) the description of any financial or other interest of the shareholder in the proposal. This procedure may limit to some degree the ability of shareholders to initiate discussions at annual shareholders meetings. It may also preclude the conducting of business at a particular meeting if the proposed notice procedures have not been followed.

     Certain Shareholder Action. The Company's Articles require that any shareholder action must be taken at an annual or special meeting of shareholders, that any meeting of shareholders must be called by the Board of Directors or the Chairman of the Board, and prohibit shareholder action by written consent. Shareholders of the Company are not permitted to call a special meeting of shareholders or require that the Board call such a special meeting. The MBCA permits shareholders holding in the aggregate 10% or more of all of the shares entitled to vote at a meeting to request the Circuit Court of the County in which the Company's principal place of business or registered office is located to order a special meeting of shareholders for good cause shown.

     Amendment or Repeal of Certain Provisions of the Articles. Under Michigan law, the Board of Directors need not adopt a resolution setting forth an amendment to the Articles before the shareholders may vote on it. Unless the Articles provide otherwise, amendments of the Articles generally require the approval of the holders of a majority of the outstanding stock entitled to vote thereon, and if the amendment would increase or decrease the number of authorized shares of any class or series, or the par value of such shares, or would adversely affect the rights, powers, or preferences of such class or series, a majority of the outstanding stock of such class or series also would be required to approve the amendment.

     The Company's Articles require that in order to amend, repeal or adopt any provision inconsistent with Article VIII relating to the Board of Directors,
Article IX relating to shareholder proposals or Article X with respect to certain shareholder action, the affirmative vote of at least 80% of the issued and outstanding shares of Common Stock entitled to vote in the election of directors, voting as a single class must be received; provided, however, that such amendment or repeal or inconsistent provision may be made by a majority vote of such shareholders at any meeting of the shareholders duly called and held where such amendment has been recommended for approval by at least 80% of all directors then holding office and by a majority of the "continuing directors." These amendment provisions could render it more difficult to remove management or for a person seeking to effect a merger or otherwise gain control of the Company. These amendment requirements could, therefore adversely affect the potential realizable value of shareholders' investments.

     Board Evaluation of Certain Offers. Article XII of the Company's Articles provides that the Board of Directors shall not approve, adopt or recommend any offer of any person or entity (other than the Company) to make a tender or exchange offer for any Common Stock, to merge or consolidate the Company with any other entity, or to purchase or acquire all or substantially all of the Company's assets, unless and until the Board has evaluated the offer and determined that it would be in compliance with all applicable laws and that the offer is in the best interests of the Company and its shareholders. In doing so, the Board may rely on an opinion of legal counsel who is independent from the offeror, and/or it may test such legal compliance in front of any court or agency that may have appropriate jurisdiction over the matter.

     In making its determination, the Board must consider all factors it deems relevant, including but not limited to: (i) the adequacy and fairness of the consideration to be received by the Company and/or its shareholders, considering historical trading prices of the capital stock of the Company, the price that could be achieved in a negotiated sale of the Company as a whole, past offers, and the future prospects of the Company; (ii) the potential social and economic impact of the proposed transaction on the Company, its subsidiaries, its employees, customers and vendors; (iii) the potential social and economic impact of the proposed transaction on the communities in which the Company and its subsidiaries operate or are located; (iv) the business and financial condition and earnings prospects of the proposed acquiring person or entity; and (v) the competence, experience and integrity of the proposed acquiring person or entity and its or their management.

     In order to amend, repeal, or adopt any provision that is inconsistent with
Article XII, at least 80% of the shareholders, voting together as a single class, must approve the change, unless the change has been recommended for approval by at least 80% of the directors, in which case a majority of the voting stock could approve the action.

Indemnification of Directors and Officers

     The Company's Articles of Incorporation provide that the Company shall indemnify its present and past directors, officers, and such other persons as the Board of Directors may authorize, to the fullest extent permitted by law.

     The Company's Articles of Incorporation contain indemnification provisions concerning third party actions as well as actions in the right of the Company. The Articles of Incorporation provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any actual or threatened civil, criminal, and administrative or investigative action, suit or proceeding (whether brought by or in the name of the Company, a subsidiary or otherwise) in which a director or executive officer is a witness or which is brought against a director of executive officer in his or her capacity as a director, officer, employee, agent or fiduciary of the Company or of any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which the director or executive officer was serving at the request of the Company.

     FDIC regulations impose limitations on indemnification payments which could restrict, in certain circumstances, payments by the Company or the Bank to their respective directors or officers otherwise permitted under the MBCA or the Michigan Banking Code, respectively.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions discussed above or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission (the "SEC") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     The Company has purchased directors' and officers' liability insurance for directors and officers of the Company and the Bank.

     The MBCA permits corporations to limit the personal liability of their directors in certain circumstances. The Company's Articles of Incorporation provide that a director of the Company shall not be personally liable to the Company or its shareholders for monetary damages for breach of the director's fiduciary duty. However, they do not eliminate or limit the liability of a director for any breach of a duty, act or omission for which the elimination or limitation of liability is not permitted by the MBCA, currently including, without limitation, the following: (1) breach of the director's duty of loyalty to the Company or its shareholders; (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) illegal loans, distributions of dividends or assets, or stock purchases as described in
Section 551(1) of the MBCA; and (4) transactions from which the director derived an improper personal benefit.

                         SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the sale of all shares offered, the Company expects to have approximately 3,635,125 shares of its Common Stock outstanding assuming all 1,200,000 offered shares are sold. The 1,200,000 shares of the Company's Common Stock offered in this Offering have been registered with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), and may generally be resold without registration under the Securities Act unless they were acquired by directors, executive officers, or other affiliates of the Company or the Bank (collectively, "Affiliates"). Affiliates of the Company may generally only sell shares of the Common Stock pursuant to the Commission's Rule 144.

     In general, under Rule 144 as currently in effect, an affiliate (as defined in Rule 144) of the Company may sell shares of the Common Stock within any three-month period in an amount limited to the greater of 1% of the outstanding shares of the Company's Common Stock (36,351 shares immediately following this offering if all 1,200,000 shares offered are sold) or the average weekly trading volume in the Company's Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about the Company.

     As of March 31, 1999, the Company had issued options to approximately 60 employees to purchase an aggregate of 85,500 shares of Common Stock at exercise prices ranging from $10.00 to $16.50 per share pursuant to the Company's Stock Compensation Plan. These options have expiration dates ranging from March 19, 2008 to February 18, 2009. The Company has reserved for issuance under the Stock Compensation Plan 200,000 shares of Common Stock, including 85,500 shares already subject to outstanding options. As of March 31, 1999, no options granted under the Stock Compensation Plan had been exercised.

     No predictions can be made as to the effect, if any, that sales of shares or the availability of shares for sale will have on the prevailing market price of the Common Stock after completion of this Offering. Nevertheless, sales of substantial amounts of Common Stock in the public market could have an adverse effect on prevailing market prices.

                              PLAN OF DISTRIBUTION

     The shares of Common Stock offered pursuant to this Offering will be offered at a price of $12.75 per share to holders of record as of April 9, 1999 (the "Record Date"). Each shareholder as of the Record Date will be entitled to purchase up to one share of Common Stock for each two shares owned by such shareholder as of the Record Date. No factional shares will be issued. For example, a shareholder who owned 95 shares on the Record Date would be entitled to purchase up to 47 shares, subject to the right to purchase additional shares described below.

     Shareholders may subscribe for all or part of the shares to which they are entitled to subscribe. To the extent that shareholders do not choose to subscribe for some or all of the shares they are entitled to purchase, shareholders who would own fewer than 10,000 shares after purchasing all shares which they were entitled to subscribe for may, subject to share availability, subscribe for additional shares ("Additional Shares") to reach a total share ownership of 10,000. If there are insufficient shares available to honor all subscriptions for Additional Shares, the shares available will be prorated based on the ratio of the total Additional Shares available to the total subscriptions for Additional Shares, rounded down to the nearest whole share. For example, if only 400,000 Additional Shares were available but 500,000 Additional Shares were subscribed for, all subscribers for Additional Shares would receive 80% of the Additional Shares for which they subscribed. Refunds for oversubscriptions, without interest, will be mailed no later than 10 days after the Termination Date.

     Although not required by Michigan law or by the Company's Articles of Incorporation, the Board of Directors of the Company has authorized this offering in order to permit existing shareholders to maintain their proportionate interest in the Company's outstanding Common Stock.

     Shareholders who own shares directly of record can subscribe for Common Stock, including subscriptions for any Additional Shares, by completing and signing the accompanying Subscription Agreement and delivering it, with payment for the shares subscribed for, to:

                        Macatawa Bank Corporation
                        Attn: Ms. Sheila Woodke
                        250 E. 8th Street
                        Holland, Michigan  49423

     Shareholders who own shares through a broker, bank, trust company or other third-party can subscribe only through, and by following instructions provided by, the broker, bank, trust company or other third-party.

     Shareholders  who have questions as to how to subscribe  should contact Ms.
Sheila  Woodke,   the  Company's   information   agent,   at  telephone   number
616-820-1435.

     Shareholders must subscribe on or before June 4, 1999 (the "Termination Date"). All subscriptions must be received by the Company before 5:00 p.m., Michigan time, on the Termination Date.

     The full subscription price for shares of Common Stock must be included with the Subscription Agreement. The purchase price must be paid in United States currency by check, bank draft, or money order, payable to Macatawa Bank Corporation - Subscription Account. Failure to include the full subscription price with the Subscription Agreement shall give the Company the right to disregard it.

     The offering price was established by a pricing committee of the Board of Directors based on the recent market price of the Common Stock, the impact of this offering on the price of the Common Stock and the Board's desire that shareholders be permitted to buy Additional Shares at a price below the market price at the end of March, 1999. The offering price is a 17% discount from the OTC Bulletin Board closing price on March 31, 1999.

                                LEGAL PROCEEDINGS

     Neither the Company nor the Bank is a party to any material pending legal proceeding. Management believes there is no litigation threatened in which the Company or the Bank faces potential loss or exposure or which will materially affect shareholders' equity or the Company's business or financial condition upon completion of this Offering.

                                  LEGAL MATTERS

     The legality of the shares of Common Stock offered hereby will be passed upon for the Company by Varnum, Riddering, Schmidt & Howlett LLP, Grand Rapids, Michigan. Members of Varnum, Riddering, Schmidt & Howlett LLP own in the aggregate approximately 19,650 shares of Common Stock.

                                     EXPERTS

     The financial statements of the Company included in this Prospectus have been audited by Crowe, Chizek and Company LLP, independent public accountants, as indicated in their report with respect thereto. Such financial statements are included herein and in the Registration Statement in reliance upon such reports given upon the authority of such firm as experts in auditing and accounting.

                           FORWARD-LOOKING STATEMENTS

     This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project" or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse affect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in: interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Further information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of Section 15(d) of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports with the SEC. Copies of such reports can be inspected at and copied at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 606661, and Room 1400, 75 Park Place, New York, New York 10007. Copies of such materials can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition the Company is required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

     The Company has filed a Registration Statement with the Commission in accordance with the provisions of the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information pertaining to the shares of Common Stock offered hereby and to the Company, reference is made to the Registration Statement, including the Exhibits filed as a part thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions discussed above under "Description of Capital Stock -- Indemnification of Directors and Officers" or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                           MACATAWA BANK CORPORATION
                               Zeeland, Michigan

                       CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1998 and 1997


                                    CONTENTS



REPORT OF INDEPENDENT AUDITORS............................................. F-2


CONSOLIDATED FINANCIAL STATEMENTS

     CONSOLIDATED BALANCE SHEETS........................................... F-3

     CONSOLIDATED STATEMENTS OF INCOME..................................... F-4

     CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY............ F-5

     CONSOLIDATED STATEMETNS OF CASH FLOWS................................. F-6

     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS............................ F-7

                         REPORT OF INDEPENDENT AUDITORS



Board of Directors and Shareholders
Macatawa Bank Corporation
Zeeland, Michigan


We have audited the accompanying consolidated balance sheets of Macatawa Bank Corporation as of December 31, 1998 and 1997 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the year ended December 31, 1998 and for the period from May 21, 1997 (date of inception) through December 31, 1997. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Macatawa Bank Corporation at December 31, 1998 and 1997, and the results of its operations and its cash flows for the year ended December 31, 1998 and for the period from May 21, 1997 (date of inception) through December 31, 1997 in conformity with generally accepted accounting principles.


                                              /s/ Crowe, Chizek and Company LLP
                                              Crowe, Chizek and Company LLP

Grand Rapids, Michigan
February 17, 1999

--------------------------------------------------------------------------------

                            MACATAWA BANK CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                           December 31, 1998 and 1997

-----------------------------------------------------------------------------------------
                                                              1998                 1997
                                                              ----                 ----
ASSETS
     Cash and due from banks                               $  11,453,177    $     415,120
     Short-term investments                                    6,500,000        7,000,000
                                                           -------------    -------------
         Cash and cash equivalents                            17,953,177        7,415,120

     Securities available for sale, at fair value             27,007,300        2,000,400

     Total loans                                             137,882,260          497,704
         Allowance for loan losses                            (2,030,000)          (7,500)
                                                           -------------    -------------
                                                             135,852,260          490,204

         Premises and equipment - net                          7,125,755          681,807
         Accrued interest receivable                           1,226,199           38,532
         Organizational costs                                       --             66,139
         Other assets                                             63,982           29,991
                                                           -------------    -------------
                  Total assets                             $ 189,228,673    $  10,722,193
                                                           =============    =============

LIABILITIES AND SHAREHOLDERS' EQUITY
         Deposits
                  Noninterest-bearing                      $  18,517,550    $     245,812
                  Interest-bearing                           148,471,125        2,466,411
                                                           -------------    -------------
              Total                                          166,988,675        2,712,223
     Federal funds purchased                                   2,000,000             --
     Accrued expenses and other liabilities                      628,610           37,963
                                                           -------------    -------------
         Total liabilities                                   169,617,285        2,750,186


Shareholders' equity
     Preferred stock, no par value, 500,000 shares
       authorized; no shares issued and outstanding
     Common stock,  no par value, 9,500,000 shares
     authorized; 2,435,125 and 940,125 shares issued
     and outstanding at December 31, 1998 and 1997,
     respectively                                             22,260,646        8,137,268
     Retained deficit                                         (2,654,076)        (165,525)
     Accumulated other comprehensive income, net
       of income tax of $2,482 and $136                            4,818              264
                                                           -------------    -------------
         Total shareholders' equity                           19,611,388        7,972,007
                                                           -------------    -------------
              Total liabilities and shareholders' equity   $ 189,228,673    $  10,722,193
                                                           =============    =============
-----------------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

                            MACATAWA BANK CORPORATION
                     CONSOLIDATED STATEMENTS OF INCOME Year
              ended December 31, 1998 and period from May 21, 1997
                  (date of inception) through December 31, 1997

--------------------------------------------------------------------------------
                                                       1998             1997
                                                       ----             ----
Interest income
     Loans, including fees                            $ 5,338,963    $     3,448
     Securities
         Taxable                                          986,372          4,268
     Short-term investments                               478,770         68,566
                                                       ----------     ----------
         Total interest income                          6,804,105         76,282

Interest expense
     Deposits                                           3,186,309          5,339
     Other                                                  3,928            213
                                                       ----------     ----------
         Total interest expense                         3,190,237          5,552
                                                       ----------     ----------
Net interest income                                     3,613,868         70,730

Provision for loan losses                              (2,022,500)        (7,500)

Net interest income after provision for loan losses     1,591,368         63,230

Noninterest income
     Service fees                                         157,109
     Gain on sales of loans                               520,645
     Other                                                  5,628
                                                       ----------
         Total noninterest income                         683,382

Noninterest expense
     Salaries and benefits                              2,726,885        111,341
     Occupancy expense of premises                        305,214          9,226
     Furniture and equipment expense                      253,074          5,328
     Legal and professional fees                          157,077         18,437
     Advertising                                          198,826         27,698
     Supplies                                             232,835         30,729
     Data processing fees                                 196,665            119
     Check printing fees                                   88,596          1,218
     Other outside services                                75,762          2,765
     Organizational expenses                               66,139
     Other expense                                        462,228         21,894
                                                       ----------     ----------
         Total noninterest expenses                     4,763,301        228,755
                                                       ----------     ----------
Net loss                                              $(2,488,551)   $  (165,525)
                                                      ===========    ===========
Basic loss per share                                  $     (1.22)   $      (.18)
                                                      ===========    ===========
Weighted average shares outstanding                     2,041,920        940,125
                                                      ===========    ===========
--------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

                            MACATAWA BANK CORPORATION
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
           Year ended December 31, 1998 and period from May 21, 1997
                  (date of inception) through December 31, 1997
--------------------------------------------------------------------------------------------------------------------
                                                                                   Accumulated
                                                                                       Other
                                                                                   Comprehensive        Total
                                              Common            Retained             Income,         Shareholders'
                                              Stock             Deficit             Net of Tax          Equity
Balance, May 21, 1997                        $         0        $          0        $          0        $          0

Proceeds from sale of stock on
 November 7, 1997, 940,125 shares              8,137,268                                                   8,137,268

Net loss for the period from
 May 21, 1997 (date of inception)
 through December 31, 1997                                          (165,525)                               (165,525)

Other comprehensive income:
     Net change in unrealized appreciation
      on securities available for sale, net
      of tax of $136                                                                         264                 264
                                                                                                         -----------
         Comprehensive loss                                                                                 (165,261)
                                             -----------         -----------         -----------         -----------
Balance, December 31, 1997                     8,137,268            (165,525)                264           7,972,007

Proceeds from sale of stock on
 April 7, 1998, 1,495,000 shares              14,123,378                                                  14,123,378

Net loss                                                          (2,488,551)                             (2,488,551)

Other comprehensive income:
     Net change in unrealized appreciation
      on securities available for sale, net
      of tax of $2,346                                                                    4,554                4,554
                                                                                                         -----------
         Comprehensive loss                                                                               (2,483,997)
                                             -----------         -----------         ----------          -----------
Balance, December 31, 1998                   $22,260,646         $2,654,076)             $4,818          $19,611,388
                                             ===========         ===========         ==========          ===========
--------------------------------------------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

                            MACATAWA BANK CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
            Year ended December 31, 1998 and period from May 21, 1997
                  (date of inception) through December 31, 1997

---------------------------------------------------------------------------------------------------------
                                                                            1998               1997
                                                                            ----               ----
Cash flows from operating activities
     Net loss                                                             $  (2,488,551)   $    (165,525)
     Adjustments to reconcile net loss to net
       cash from operating activities
         Depreciation and amortization                                          271,458            5,769
                  Provision for loan losses                                   2,022,500            7,500
                  Origination of loans for sale                             (44,146,300)            --
                  Proceeds from sales of loans originated for sale           44,666,945             --
                  Gain on sales of loans                                       (520,645)            --
                  Net change in
                           Organizational costs                                  66,139          (66,139)
                           Accrued interest receivable and other assets      (1,221,658)         (68,523)
                           Accrued expenses and other liabilities               588,301           37,827
                                    Net cash from operating activities         (761,811)        (249,091)

Cash flows from investing activities
         Net increase in loans                                             (137,384,556)        (497,704)
         Activity in securities available for sale
                  Purchase                                                  (29,000,000)      (2,000,000)
                  Maturities                                                  4,000,000             --
         Additions to premises and equipment                                 (6,715,406)        (687,576)
                                                                          -------------    -------------
                  Net cash from investing activities                       (169,099,962)      (3,185,280)

Cash flows from financing activities
         Net increase in federal funds purchased                              2,000,000             --
         Net increase in deposits                                           164,276,452        2,712,223
         Proceeds from the issuance of common stock                          14,123,378        8,137,268
                                                                          -------------    -------------
                  Net cash from financing activities                        180,399,830       10,849,491
                                                                          -------------    -------------
Net change in cash and cash equivalents                                      10,538,057        7,415,120

Beginning cash and cash equivalents                                           7,415,120             --

Ending cash and cash equivalents                                          $  17,953,177    $   7,415,120
                                                                          =============    =============

Supplemental disclosures of cash flow information
         Cash paid during the period for
         Interest                                                         $   2,725,880    $         640
--------------------------------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

                            MACATAWA BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1998 and 1997
--------------------------------------------------------------------------------


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations: The Company became the bank holding company for Macatawa Bank (the "Bank") on February 23, 1998, when all of the Bank's outstanding common stock (817,500 shares) was converted into all of the outstanding common stock of the Company (940,125 shares) and all of the Bank's shareholders became all of the Company's shareholders. The exchange ratio in the conversion was 1.15 shares of Company common stock for each share of Bank common stock. The Bank's common stock had been issued to its shareholders as of November 7, 1997 as a result of a private offering of the Bank's common stock at a price of $10 per share or a total of $8,175,000. As this was essentially an internal reorganization, the consolidated financial statements are presented by including operations of the Company and Bank for all periods presented. Further share and per share data has been adjusted for the conversion ratio of 1.15 shares of Company stock for one share of Bank stock. Macatawa Bank Corporation is a regional, community-based financial institution, located in Zeeland, Michigan. The Bank's primary services include accepting deposits and making commercial, mortgage and installment loans in the Michigan counties of Allegan, Ottawa and Kent. The Bank commenced its application process on May 21, 1997, completed its common stock sale on November 7, 1997 and opened for operations on November 25, 1997 after several months of work by incorporators and employees in preparing applications with the various regulatory agencies and obtaining insurance and building space. The costs associated with the organization of the Company are included in the 1998 income statement.

Principles of Consolidation: The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Macatawa Bank, after elimination of intercompany accounts and transactions.

Use of Estimates: To prepare financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses, the deferred tax asset valuation allowance and the fair values of financial instruments are particularly subject to change.

Concentration of Credit Risk: Loans are granted to, and deposits are obtained from, customers primarily in the western Michigan area as described above. Substantially all loans are secured by specific items of collateral, including residential real estate, commercial real estate and consumer assets. Other financial instruments which potentially subject the Company to concentrations of credit risk include deposit accounts in other financial institutions.

Cash Flow Reporting: Cash and cash equivalents include cash on hand, demand deposits with other financial institutions and short-term securities (securities with maturities of equal to or less than 90 days and federal funds sold). Cash flows are reported net for customer loan and deposit transactions, interest-bearing time deposits with other financial institutions and short-term borrowings with maturities of 90 days or less.
--------------------------------------------------------------------------------
                                   (Continued)

                            MACATAWA BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1998 and 1997
--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Securities: Securities available for sale consist of those securities which might be sold prior to maturity due to changes in interest rates, prepayment risks, yield and availability of alternative investments, liquidity needs or other factors. Securities classified as available for sale are reported at their fair value and the related unrealized holding gain or loss is reported, net of related income tax effects, as a separate component of shareholders' equity, until realized.

Loans: Loans are reported at the principal balance outstanding, net of deferred loan fees and costs, the allowance for loan losses, and charge-offs. Loans held for sale are reported at the lower of cost or market, on an aggregate basis. While the Company does sell loans on the secondary market, there were no loans held for sale at December 31, 1998 or 1997. Interest income is reported on the interest method.

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance, increased by the provision for loan losses and recoveries, and decreased by charge-offs. Management estimates the allowance balance required based on known and inherent risks in the portfolio, economic conditions and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off.

Loan impairment is reported when full payment under the loan terms is not expected. Impairment is evaluated in aggregate for smaller-balance loans of similar nature such as residential mortgage and consumer loans, and on an individual loan basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate. Loans are evaluated for impairment when payments are delayed, typically 90 days or more, or when the internal grading system indicates a doubtful classification. There were no loans classified as impaired as of December 31, 1998 and 1997 or for the year ended December 31, 1998 and for the period from May 21, 1997 (date of inception) through December 31, 1997.

Foreclosed Assets: Assets acquired through or instead of loan foreclosure are initially recorded at fair value when acquired, establishing a new cost basis. If fair value declines, a valuation allowance is recorded through expense. Costs after acquisition are expensed. The Bank held no foreclosed assets at December 31, 1998 or 1997.

Premises and Equipment: Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using both straight-line and accelerated methods over the estimated useful lives of the respective assets. Maintenance, repairs and minor alterations are charged to current operations as expenditures occur and major improvements are capitalized. These assets are reviewed for impairment under SFAS No. 121 when events indicate the carrying amount may not be recoverable.
--------------------------------------------------------------------------------
                                   (Continued)

                            MACATAWA BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1998 and 1997
--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock Compensation: Employee compensation expense under stock option plans is reported if options are granted below market price at grant date. Pro forma disclosures of net income and earnings per share are shown using the fair value method of SFAS No. 123 to measure expense for options granted, using an option pricing model to estimate fair value.

Income Taxes: Income tax expense is the sum of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance has been established to the extent of net deferred tax assets due to a lack of operating performance to ensure that it is more likely than not it would be recovered.

Fair Values of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed separately. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates. The fair value estimates of existing on-and off-balance sheet financial instruments do not include the value of anticipated future business or the values of assets and liabilities not considered financial instruments.

Basic Loss Per Share: Basic loss per share is based on net loss divided by the weighted average number of shares outstanding during the period. Options outstanding at December 31, 1998 were not considered in computing diluted loss per share as the impact was antidilutive.

Comprehensive Income (Loss):  Comprehensive income (loss) consists of net income
(loss) and unrealized gains and losses on securities available for sale which are also recognized as separate components of equity. The accounting standard that requires reporting comprehensive income (loss) first applies for 1998, with prior information restated to be comparable.

Segment Reporting: Macatawa Bank Corporation, through the branch network of its subsidiary, Macatawa Bank, provides a broad range of financial services to individuals and companies in western Michigan. These services include demand, time and savings deposits; lending; ATM processing and cash management. While the Company's chief decision makers monitor the revenue streams of the various Company products and services, operations are managed and financial performance is evaluated on a Company-wide basis. Accordingly, all of the Company's banking operations are considered by management to be aggregated in one reportable operating segment.

Dividend Restriction: Banking regulations require maintaining certain capital levels and may limit the dividends paid by the Bank to the holding company or by the holding company to shareholders.

Reclassifications: Certain amounts on the 1997 consolidated financial statements have been reclassified to conform with the 1998 presentation.
--------------------------------------------------------------------------------
                                   (Continued)

                            MACATAWA BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1998 and 1997
--------------------------------------------------------------------------------

NOTE 2 - CASH AND DUE FROM BANKS

Minimum cash balances, which are based on the deposit levels of the Company, are required to be maintained by the Federal Reserve as legal reserve requirements. Cash balances restricted from usage due to these requirements were approximately $803,000 at year-end 1998.


NOTE 3 - SECURITIES

The amortized cost and fair values of securities at year-end were as follows:

Available for Sale
                                                                       Gross           Gross
                                                  Amortized         Unrealized      Unrealized           Fair
                                                    Cost               Gains          Losses            Values
                                                    ----               -----          ------            ------
1998
     U.S. Treasury securities and
       obligations of U.S. Government
       corporations and agencies                $ 27,000,000        $ 35,700       $  (28,400)       $ 27,007,300
                                                ============        ========       ===========       ============
1997
     U.S. Treasury securities and
       obligations of U.S. Government
       corporations and agencies                $  2,000,000        $    400                         $  2,000,400
                                                ============        ========                         ============

Contractual maturities of debt securities at year end 1998 were as follows:

                                                                                       Available for Sale
                                                                                   Amortized             Fair
                                                                                     Cost                Value
                                                                                     ----                -----
     Due from one to five years                                                 $  26,000,000      $  26,002,100
     Due from five to ten years                                                     1,000,000          1,005,200
                                                                                -------------      -------------
                                                                                $  27,000,000      $  27,007,300
                                                                                =============      =============

There were no sales of securities for the year ended December 31, 1998 and for the period from May 21, 1997 (date of inception) through December 31, 1997.

--------------------------------------------------------------------------------
                                   (Continued)

                            MACATAWA BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1998 and 1997
--------------------------------------------------------------------------------

NOTE 4 - LOANS

Year-end loans are as follows:

                                           1998                1997
                                           ----                ----
     Commercial                         $  95,669,151    $     130,000
     Mortgage                              22,528,687          207,245
     Consumer                              19,684,422          160,459
                                        -------------    -------------
                                          137,882,260          497,704
     Allowance for loan losses             (2,030,000)          (7,500)
                                        -------------    -------------
                                        $ 135,852,260    $     490,204
                                        =============    =============

Activity in the allowance for loan losses is as follows:

                                                                    1998                1997
                                                                    ----                ----
     Beginning balance                                           $     7,500           $     0
                  Provision charged to operating expense           2,022,500             7,500
                                                                 -----------           -------
     Ending balance                                              $ 2,030,000           $ 7,500
                                                                 ===========           =======

NOTE 5 - PREMISES AND EQUIPMENT - NET

Year-end premises and equipment are as follows:

                                                                1998                1997
                                                                ----                ----
     Land                                                   $ 1,177,184         $     0
     Building and improvements                                3,661,701          196,761
     Furniture and equipment                                  2,553,229          490,815
                                                            -----------         --------
                                                              7,392,114          687,576
     Less accumulated depreciation                             (266,359)          (5,769)
                                                            -----------         --------
                                                            $ 7,125,755        $ 681,807
                                                            ===========         ========

--------------------------------------------------------------------------------
                                   (Continued)

                            MACATAWA BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1998 and 1997
--------------------------------------------------------------------------------

NOTE 6 - DEPOSITS

Deposits at year-end are summarized as follows:

                                                 1998                1997
                                                 ----                ----
     Noninterest-bearing demand              $ 18,517,550        $    245,812
         Money market                          71,091,206           1,173,742
         NOW and Super NOW                     22,425,439             628,653
         Savings                                5,812,028             146,973
         Certificates of deposit               49,142,452             517,043
                                             ------------        ------------
                                             $166,988,675        $  2,712,223
                                             ============        ============

At year-end 1998, maturities of certificates of deposits were as follows, for the next five years:

         1999                           $  25,663,169
         2000                               6,847,724
         2001                              10,068,637
         2002                               6,531,770
         2003                                       0
         2004 and thereafter                   31,152
                                        -------------
                                        $  49,142,452
                                        =============

The Bank had approximately $27,090,000 and $200,000 in time certificates of deposit which were in denominations of $100,000 or more at December 31, 1998 and 1997.


NOTE 7 - RELATED PARTY TRANSACTIONS

Loans to principal officers, directors, and their affiliates in 1998 were as follows.

         Beginning balance                        $          0
         New loans                                   5,815,804
         Repayments                                 (1,418,909)
                                                  ------------
              Ending balance                      $  4,396,895
                                                  ============

Deposits from principal officers, directors, and their affiliates at year-end 1998 and 1997 were $16,535,000 and $611,000.

                                   (Continued)
--------------------------------------------------------------------------------

                            MACATAWA BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1998 and 1997
--------------------------------------------------------------------------------

NOTE 8 - STOCK OPTIONS

Options to buy stock are granted to officers and employees under the Employee Stock Option Plan (the Employees' Plan), which provides for issue of up to 100,000 options. Options are also granted to directors under the Directors' Stock Option Plan (the Directors' Plan), which provides for issue of up to 40,000 options. Exercise price is the market price at the date of grant for both plans. The maximum option term is ten years with options vesting over a three-year period for the Employees' Plan and over a one-year period for the Directors' Plan.

A summary of the activity in the plans at year-end 1998 is as follows.

                                                                                Weighted
                                                                                Average
                                                                                Exercise
                                                            Shares               Price
                                                            ------               -----
     Outstanding at beginning of year                              0            $      0
     Granted                                                 123,600               12.92
     Exercised                                                     0                   0
     Forfeited                                                   100               10.00
     Outstanding at end of year                              123,500               12.83

     Options exercisable at year-end                               0                   0
     Options available for grant at year-end                  16,500
     Weighted-average fair value of options
       granted during year                                                          3.53

There were no options granted in 1997 under either plan.

Options outstanding at year-end 1998 were as follows.

                                                                          Weighted Average
                                                                            Remaining
                  Exercise                                                 Contractual
                   Prices                                    Number          Life
                   ------                                    ------          ----
                  $10.00                                     65,500          9.20
                  $15.00                                      9,000          9.42
                  $16.25                                      8,500          9.75
                  $16.50                                     40,500          9.92
                                                           --------      --------
                                                            123,500          9.49
                                                           ========      ========

--------------------------------------------------------------------------------
                                   (Continued)

                            MACATAWA BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1998 and 1997
--------------------------------------------------------------------------------

NOTE 8 - STOCK OPTIONS (Continued)

Had compensation cost for stock options been measured using FASB Statement No. 123, net loss and basic loss per share would have been the pro forma amounts indicated below. The pro forma effect may increase in the future if more options are granted.

                                                                     1998
                                                                     ----
     Net loss as reported                                        $   (2,488,551)
     Pro forma net loss                                              (2,500,958)

     Basic loss per share as reported                                     (1.22)
     Pro forma basic loss per share                                       (1.22)

The pro forma effects are computed using option pricing models, using the following weighted-average assumptions as of grant date.

                                                                    1998
                                                                    ----
     Risk-free interest rate                                      $   4.72
     Expected option life                                          7 years
     Expected stock price volatility                                 8.46%
     Dividend yield                                                  0.00%

NOTE 9 - FEDERAL INCOME TAXES

The Company recorded no current or deferred benefit for income taxes as a result of recording the valuation allowance in the amount of net deferred tax assets.

Year-end deferred tax assets and liabilities consist of:

                                                              1998               1997
                                                              ----               ----
     Deferred tax assets
         Net operating loss carryforward (expiration
           beginning in 2017)                               $   373,787         $  53,656
                  Provision for loan losses                     573,002             2,550
                  Other                                          35,502

         Deferred tax liabilities
                  Depreciation                                  (84,555)
                  Net unrealized appreciation on
                    securities available for sale                (2,482)             (136)
                                                            ------------        ---------
     Net deferred tax asset                                     895,254            56,070

     Valuation allowance for deferred tax assets               (897,736)          (56,206)
                                                            -----------         ---------
           Net deferred tax liability after
            valuation allowance                             $    (2,482)        $    (136)
                                                            ===========         ==========

As a result of the valuation allowance, the Bank's effective tax rate was reduced from the statutory rate of 34% to 0%.
--------------------------------------------------------------------------------
                                   (Continued)

                            MACATAWA BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1998 and 1997
--------------------------------------------------------------------------------

NOTE 10 - COMMITMENTS AND OFF-BALANCE-SHEET RISK

Some financial instruments are used to meet customer financing needs and to reduce exposure to interest rate changes. These financial instruments include commitments to extend credit and standby letters of credit. These involve, to varying degrees, credit and interest-rate risk in excess of the amount reported in the financial statements.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the commitment, and generally have fixed expiration dates. Standby letters of credit are conditional commitments to guarantee a customer's performance to a third party. Exposure to credit loss if the other party does not perform is represented by the contractual amount for commitments to extend credit and standby letters of credit. Collateral or other security is normally not obtained for these financial instruments prior to their use, and many of the commitments are expected to expire without being used.

A summary of the notional or contractual amounts of financial instruments with off-balance-sheet risk at year-end follows:

                                                   1998                   1997
                                                   ----                   ----
     Commitments to make loans                    $ 17,876,000        $ 2,290,000
         Unused lines of credit                     65,699,435            131,763

Approximately 50% of the Bank's commitments to make loans are at fixed rates, offered at current market rates. The majority of the variable rate commitments noted above are tied to prime and expire within 30 days. The Bank has no unused lines of credit at fixed rates.

The Bank conducts substantially all of its business operations in western Michigan.

The Bank leases certain office and branch premises and equipment under operating lease agreements. Total rental expense for all operating leases aggregated $117,886 in 1998. Future minimum rentals under noncancelable operating leases as of December 31, 1998 are as follows:

                  1999                                                            $      239,277
                  2000                                                                   182,286
                  2001                                                                   130,002
                  2002                                                                   125,502
                  2003                                                                   127,071
                  2004 and thereafter                                                  2,341,146
                                                                                  --------------
                                                                                  $    3,145,284
                                                                                  ==============

--------------------------------------------------------------------------------
                                   (Continued)

                            MACATAWA BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1998 and 1997
--------------------------------------------------------------------------------

NOTE 11 - REGULATORY MATTERS

The Company and the Bank are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings, and other factors, and the regulators can lower classifications in certain cases. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the financial statements.

The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If only adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required. The minimum requirements are:

                                                              Capital to Risk-
                                                               Weighted Assets
                                                               ---------------             Tier 1 Capital
                                                           Total           Tier 1         to Average Assets
                                                           -----           ------         -----------------
     Well capitalized                                       10%                6%                 5%
     Adequately capitalized                                  8                 4                  4
     Undercapitalized                                        6                 3                  3

At year-end, actual capital levels (in thousands) and minimum required levels for the Bank were:

                                                                                                    To Be Well
                                                                         Minimum Required        Capitalized Under
                                                                            For Capital          Prompt Corrective
                                                       Actual            Adequacy Purposes      Action Regulations
                                                       ------            -----------------      ------------------
1998                                             Amount      Ratio      Amount       Ratio       Amount      Ratio
----                                             ------      -----      ------       -----       ------      ------
   Total capital (to risk weighted assets)
     Consolidated                              $  21,637      12.4%    $   13,923    8.0%      $   17,403     10.0%
     Bank                                         20,722      11.9         13,923    8.0           17,403     10.0
   Tier 1 capital (to risk weighted assets)
     Consolidated                                 19,607      11.3          6,961    4.0           10,442      6.0
     Bank                                         18,692      10.7          6,961    4.0           10,442      6.0
   Tier 1 capital (to average assets)
     Consolidated                                 19,607      11.8          6,676    4.0            8,345      5.0
     Bank                                         18,692      11.2          6,676    4.0            8,345      5.0

1997
   Total capital (to risk weighted assets)     $   7,980     133.8%    $      477    8.0%      $      596     10.0%
   Tier 1 capital (to risk weighted assets)        7,972     133.7            239    4.0              358      6.0
   Tier 1 capital (to average assets)              7,972      83.3            383    4.0              478      5.0

The Company and the Bank were categorized as well capitalized at year-end 1998 and 1997.
--------------------------------------------------------------------------------
                                   (Continued)

                            MACATAWA BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1998 and 1997
--------------------------------------------------------------------------------

NOTE 12 - FAIR VALUES OF FINANCIAL INSTRUMENTS

Carrying amount and estimated fair values of financial instruments were as follows at year-end.

                                                        1 9 9 8                            1 9 9 7
                                                        -------                            -------
                                               Carrying            Fair           Carrying            Fair
                                                Amount             Value           Amount             Value
                                                ------             -----           ------             -----
Financial assets
Cash and cash equivalents                      $ 17,953,177        $ 17,953,177   $ 7,415,120         $ 7,415,120
Securities available for sale                    27,007,300          27,007,300     2,000,400           2,000,400
Loans, net                                      135,852,260         136,086,762       490,204             490,204
Accrued interest receivable                       1,226,199           1,226,199        38,532              38,532
Financial liabilities
Deposits                                       (166,988,675)       (167,496,412)   (2,712,223)         (2,712,223)
Federal funds purchased                          (2,000,000)         (2,000,000)           (0)                 (0)
Accrued interest payable                           (469,264)           (469,264)       (4,912)             (4,912)

The methods and assumptions used to estimate fair value are described as follows.

Carrying amount is the estimated fair value for cash and cash equivalents, short-term borrowings, accrued interest receivable and payable, demand deposits, short-term debt, and variable rate loans or deposits that reprice frequently and fully. Security fair values are based on market prices or dealer quotes, and if no such information is available, on the rate and term of the security and information about the issuer. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. The fair value of off-balance-sheet items is based on the current fees or cost that would be charged to enter into or terminate such arrangements.

--------------------------------------------------------------------------------
                                   (Continued)

                            MACATAWA BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1998 and 1997
--------------------------------------------------------------------------------

NOTE 13 - CONDENSED FINANCIAL STATEMENTS (PARENT COMPANY ONLY)

Following are condensed parent company only financial statements:

                                              CONDENSED BALANCE SHEET
                                                 December 31, 1998
     ASSETS
         Cash and cash equivalents                                    $     914,643
         Investment in subsidiary                                        18,696,745
                                                                      -------------

              Total assets                                            $  19,611,388
                                                                      =============

     SHAREHOLDERS' EQUITY
         Shareholders' equity
              Common stock                                            $  22,260,646
              Retained deficit                                           (2,654,076)
              Accumulated other comprehensive income,
                net of income tax of $2,482                                   4,818
                                                                      -------------

                  Total shareholders' equity                          $  19,611,388
                                                                      =============

                          CONDENSED STATEMENT OF INCOME
                Period from February 23, 1998 (date of inception)
                            through December 31, 1998
     Expenses
         Other operating expenses                                     $      54,840
                                                                      -------------
     Loss before income tax and equity in

       undistributed net loss of subsidiaries                                54,840

     Federal income tax expense                                                   0

     Equity in undistributed net loss of subsidiary                       2,185,393
                                                                      -------------

     Net loss                                                         $  (2,240,233)
                                                                      =============

--------------------------------------------------------------------------------
                                   (Continued)

                            MACATAWA BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1998 and 1997
--------------------------------------------------------------------------------

NOTE 13 - CONDENSED FINANCIAL STATEMENTS (PARENT COMPANY ONLY)
  (Continued)

                        CONDENSED STATEMENT OF CASH FLOWS
                Period from February 23, 1998 (date of inception)
                            through December 31, 1998
     Cash flows from operating activities
         Net loss                                                     $  (2,240,233)
         Adjustments to reconcile net loss to net cash
           provided by (used in) operating activities:
              Equity in undistributed net loss of
                  Subsidiary                                              2,185,393
                      Net cash from operating activities                    (54,840)

     Cash flows from investing activities
         Investment in subsidiary                                       (13,153,895)
              Net cash from investing activities                        (13,153,895)

     Cash flows from financing activities
         Proceeds from sale of 1,495,000 share of common stock           14,123,378
                                                                      -------------
              Net cash from financing activities                         14,123,378
                                                                      -------------

     Net change in cash and cash equivalents                                914,643

     Cash and cash equivalents at beginning of period                             0
                                                                      -------------

     Cash and cash equivalents at end of period                       $     914,643
                                                                      =============

     Noncash transaction related to origination of holding company in 1998
         Investment in subsidiary                                     $  (7,723,689)
         Common stock                                                     8,137,268
         Retained deficit                                                  (413,843)
         Accumulated other comprehensive income                                 264

--------------------------------------------------------------------------------

================================================================================

   You may relay on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy these shares of the common stock in any circumstances under which the offer or solicitation is unlawful.

                                ----------------
                                TABLE OF CONTENTS

                                                                            Page
Prospectus Summary.............................................................3
Risk Factors...................................................................7
Use of Proceeds...............................................................12
Dividend Policy...............................................................12
Market for Common Stock.......................................................13
Recent Developments...........................................................13
Capitalization................................................................14
Dilution......................................................................15
Management's Discussion and Analysis..........................................16
Business......................................................................20
Management....................................................................33
Certain Transactions..........................................................39
Principal Shareholders........................................................40
Supervision and Regulation....................................................42
Description of Capital Stock..................................................48
Shares Eligible for Future Sale...............................................54
Plan of Distribution..........................................................55
Legal Proceedings.............................................................56
Legal Matters.................................................................56
Experts.......................................................................56
Forward-Looking Statements....................................................56
Available Information.........................................................57
Index to Financial Statements................................................F-1
================================================================================

================================================================================
                             Up to 1,200,000 Shares

                                $12.75 per share



                                  MACATAWA BANK
                                   CORPORATION

                                  Common Stock


                                   ----------
                                   PROSPECTUS
                                   ----------



                                 April 30, 1999


================================================================================

                                     PART II

                     Information Not Required in Prospectus


Item 24.  Indemnification of Directors and Officers.

     Sections 561-571 of the Michigan Business Corporation Act, as amended (the "MBCA"), grant the Registrant broad powers to indemnify any person in connection with legal proceedings brought against him by reason of his present or past status as an officer or director of the Registrant, provided that the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The MBCA also gives the Registrant broad powers to indemnify any such person against expenses and reasonable settlement payments in connection with any action by or in the right of the Registrant, provided the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, except that no indemnification may be made if such person is adjudged to be liable to the Registrant unless and only to the extent the court in which such action was brought determines upon application that, despite such adjudication, but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for reasonable expenses as the court deems proper. In addition, to the extent that any such person is successful in the defense of any such legal proceeding, the Registrant is required by the MBCA to indemnify him against expenses, including attorneys' fees, that are actually and reasonably incurred by him in connection therewith.

     The Registrant's Articles of Incorporation contain provisions entitling directors and executive officers of the Registrant to indemnification against certain liabilities and expenses to the full extent permitted by Michigan law.

     Under an insurance policy maintained by the Registrant, the directors and officers of the Registrant are insured within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of being or having been such directors and officers.

Item 25.  Other Expenses of Issuance and Distribution.

     Expenses in connection with the issuance and distribution of the securities being registered are estimated as follows, all of which are to be paid by the
Company:

      SEC Registration Fee.......................................     $    5,000
      Printing and Mailing Expenses..............................         20,000
      Accounting Fees............................................         15,000
      Transfer and Registrar's Fees..............................          4,000
      Legal Fees and Expenses....................................         50,000
      Blue Sky Fees and Expenses.................................         10,000
      Miscellaneous..............................................          6,000
                                                                       ---------
                                                                        $110,000
                                                                       =========

Item 26.  Recent Sales of Unregistered Securities.

     The Company issued 940,125 shares of Common Stock on February 23, 1998, in exchange for the 817,500 outstanding shares of Common Stock of the Bank, pursuant to a reorganization in which the Bank became a wholly-owned subsidiary of the Company. The shares of Common Stock were not registered pursuant to the Securities Act of 1933, as amended (the "1933 Act"), pursuant to an exemption claimed under Section 3(a)(10) of the 1933 Act. No underwriter was involved in the reorganization and formation of the holding company.

     During the period from January, 1998 through March, 1999, the Company issued options for 85,500 shares of its Common Stock to approximately 60 employees pursuant to the Company's Stock Compensation Plan. Such option grants either do not constitute a sale, or if they do, the Company claims an exemption for such sales pursuant to Rule 504 of Regulation D or Section 4(2).

     The shares of stock of the Bank were sold in 1997 and were not required to be registered under the 1933 Act pursuant to an exemption claimed under Section 3(a)(5) of the 1933 Act. No underwriter was involved in the sale.

Item 27.  Exhibits.

     Reference is made to the Exhibit Index which appears at page II-4 of the Registration Statement.

Item 28.  Undertakings.

     Insofar as indemnification for liabilities under the Securities Act of 1933, as amended (the "1933 Act") may be permitted to directors, officers and controlling persons of the Company pursuant of the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against the public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

     The undersigned Company hereby undertakes that: (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. The undersigned Company hereby undertakes that it will provide to the underwriter, Robert W. Baird & Co., Incorporated, at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to such purchaser.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused Amendment No. 1 to this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the city of Holland, State of Michigan, on April 27, 1999.

                                     MACATAWA BANK CORPORATION


                                     By: /s/ Benj. A. Smith, III
                                             Benj. A. Smith, III
                                             Chairman of the Board


     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

            Signature                                                 Date


/s/ Benj. A. Smith, III                                           April 27, 1999
Benj. A. Smith, III, Principal Executive Officer and a Director


/s/ Philip J. Koning                                              April 27, 1999
Philip J. Koning, Principal Financial and Accounting Officer
   and a Director


________________________________________________
G. Thomas Boylan, Director


/s/ Robert E. DenHerder*                                          April 27, 1999
Robert E. DenHerder, Director


/s/ Brian J. Hansen*                                              April 27, 1999
Brian J. Hansen, Director


/s/ James L. Batts*                                               April 27, 1999
James L. Batts, Director

________________________________________________
Jessie F. Dalman, Director


/s/ Wayne J. Elhart*                                              April 27, 1999
Wayne J. Elhart, Director

/s/ James L. Jurries*                                             April 27, 1999
James L. Jurries, Director



__________________________________________________
John F. Koetje, Director






* By: /s/ Benj. A. Smith, III
      Benj. A. Smith, III
      Attorney-in-Fact

                                  EXHIBIT INDEX

                                                                    Sequentially
                                                                       Numbered
                    Exhibit Number and Description                      Page

2 Consolidation Agreement dated December 10, 1997, incorporated by reference to Exhibit 2 to the Macatawa Bank Corporation Registration Statement on Form SB-2 (Registration No. 333-45755).

3.1 Articles of Incorporation of Macatawa Bank Corporation, incorporated by reference to Exhibit 3.1 to the Macatawa Bank Corporation Registration Statement on Form SB-2 (Registration No. 333-45755).

3.2    Bylaws of Macatawa Bank Corporation, incorporated by reference to
       Exhibit  3.2  to  the  Macatawa  Bank  Corporation   Registration
       Statement on Form SB-2 (Registration No. 333-45755).

4 Specimen stock certificate of Macatawa Bank Corporation, incorporated by reference to Exhibit 4 to the Macatawa Bank Corporation Registration Statement on Form SB-2 (Registration No. 333-45755).

5*     Opinion of Varnum, Riddering, Schmidt & Howlett LLP.

10.1 Macatawa Bank Corporation Stock Compensation Plan, incorporated by reference to Exhibit 10.1 to the Macatawa Bank Corporation Registration Statement on Form SB-2 (Registration No. 333-45755).

10.2 Macatawa Bank Corporation 1998 Directors' Stock Option Plan, incorporated by reference to Exhibit 10.2 to the Macatawa Bank Corporation Registration Statement on Form SB-2 (Registration No. 333-45755).

10.3 Lease Agreement dated July 8, 1997, for the facility located at 51 E. Main, incorporated by reference to Exhibit 10.3 to the Macatawa Bank Corporation Registration Statement on Form SB-2 (Registration No. 333-45755).

10.4 Lease Agreement dated January 1, 1998, for the facility located at 139 East 8th Street, Holland, Michigan 49423, incorporated by reference to Exhibit 10.4 to the Macatawa Bank Corporation Registration Statement on Form SB-2 (Registration No. 333-45755).

10.5 Lease Agreement dated December 22, 1997, for the facility located at 106 E.8th Street, Holland, Michigan 49423, incorporated by reference to Exhibit 10.5 to the Macatawa Bank Corporation Registration Statement on Form SB-2 (Registration No. 333-45755).

10.6 Data Processing Agreement between Rurbanc Data Services, Inc. and Macatawa Bank dated October 1, 1997, incorporated by reference to
       Exhibit 10.8 to the Macatawa Bank Corporation Registration Statement on Form SB-2 (Registration No. 333-45755).

10.7 MagicLine Product Services Agreement between MagicLine, Inc. and Macatawa Bank dated October 1, 1997., incorporated by reference to Exhibit 10.9 to the Macatawa Bank Corporation Registration Statement on Form SB-2 (Registration No. 333-45755).

10.8 FTB Participating Bank Agreement between First Tennessee Bank National Association and Macatawa Bank dated October 24, 1997, incorporated by reference to Exhibit 10.10 to the Macatawa Bank Corporation Registration Statement on Form SB-2 (Registration No. 333-45755).

21*    Subsidiaries of the Registrant

23.1** Consent of Crowe, Chizek and Company LLP, independent public accountants

23.2* Consent of Varnum, Riddering, Schmidt & Howlett LLP is included in Exhibit 5 to this Registration Statement.

* Previously filed.
**Filed herewith.

                                  EXHIBIT 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the use of our report dated February 17, 1999, on the consolidated financial statements of Macatawa Bank Corporation for the year ended December 31, 1998, to be included within the Registration Statement on Form SB-2 and Prospectus of Macatawa Bank Corporation. We also consent to the use of our name as "Experts" in the Prospectus.



                                             /s/ Crowe, Chizek and Company LLP
                                                 Crowe, Chizek and Company LLP
Grand Rapids, Michigan

April 27, 1999

::ODMA\PCDOCS\GRR\271444\4